Exhibit 10.1

FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of

November 3, 2010

by and among

CONTAINER LEASING INTERNATIONAL, LLC
(D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE
CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC),
as the Borrower

DEUTSCHE BANK TRUST COMPANY AMERICAS,
CITIBANK, N.A.
JPMORGAN CHASE BANK, N.A.
and
THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders

and

DEUTSCHE BANK SECURITIES INC.
CITIGROUP GLOBAL MARKETS, INC.
J.P. MORGAN SECURITIES LLC
as the Lead Arrangers

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as the Administrative Agent

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION		1

	1.1.	Definitions	1
	1.2.	Rules of Interpretation	27

2.	THE REVOLVING CREDIT FACILITY		28

	2.1.	Commitment to Lend	28
	2.2.	Commitment Fee	28
	2.3.	Reduction of Total Commitment	29
	2.4.	The Notes	29
	2.5.	Interest on Revolving Credit Loans	29
	2.6.	Requests for Revolving Credit Loans	30
	2.7.	Conversion Options	30
	2.8.	Funds for Revolving Credit Loan	31
	2.9.	The Swing Line	32
	2.10.	Extension of Maturity Date	34

3.	REPAYMENT OF THE REVOLVING CREDIT LOANS		35

	3.1.	Maturity	35
	3.2.	Mandatory Repayments of Revolving Credit Loans	35
	3.3.	Optional Repayments of Revolving Credit Loans	35

4.	LETTERS OF CREDIT.		36

	4.1.	Letter of Credit Commitments	36
	4.2.	Reimbursement Obligation of the Borrower	37
	4.3.	Letter of Credit Payments	38
	4.4.	Obligations Absolute	39
	4.5.	Reliance by Issuer	39
	4.6.	Letter of Credit Fee	39
	4.7.	Replacement of Issuing Bank	40

5.	CERTAIN GENERAL PROVISIONS		40

	5.1.	Funds for Payments	40
	5.2.	Computations	43
	5.3.	Inability to Determine LIBOR Rate	43
	5.4.	Illegality	43
	5.5.	Additional Costs, etc	44
	5.6.	Capital Adequacy	45
	5.7.	Certificate	45
	5.8.	Indemnity	45
	5.9.	Limitation on Increased Costs	46
	5.10.	Interest After Default	46

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6.	COLLATERAL SECURITY AND GUARANTIES		46

	6.1.	Security of Borrower	46
	6.2.	Guaranties and Security of Restricted Subsidiaries	46

7.	REPRESENTATIONS AND WARRANTIES		47

	7.1.	Corporate Authority	47
	7.2.	Governmental Approvals	47
	7.3.	Title to Properties; Leases	48
	7.4.	Financial Statements and Projections	48
	7.5.	Franchises, Patents, Copyrights, etc	48
	7.6.	Litigation	48
	7.7.	No Materially Adverse Contracts, etc	49
	7.8.	Compliance with Other Instruments, Laws, etc	49
	7.9.	Tax Status	49
	7.10.	Investment Company Act	49
	7.11.	Perfection of Security Interest	49
	7.12.	Employee Benefit Plans	49
	7.13.	Environmental Compliance	50
	7.14.	Subsidiaries, etc	52
	7.15.	Bank Accounts	52
	7.16.	Disclosure	52
	7.17.	Foreign Assets Control Regulations, Etc	52
	7.18.	Appraisal and Valuation Report	53

8.	AFFIRMATIVE COVENANTS		53

	8.1.	Preservation of Existence	53
	8.2.	Maintenance of Office	53
	8.3.	Records and Accounts	53
	8.4.	Financial Statements, Certificates and Information	54
	8.5.	Notices	56
	8.6.	Legal Existence; Maintenance of Properties	57
	8.7.	Insurance	57
	8.8.	Taxes	57
	8.9.	Inspection of Properties and Books, etc	58
	8.10.	Compliance with Laws, Contracts, Licenses, and Permits	58
	8.11.	Use of Proceeds	59
	8.12.	Employee Benefit Plans	59
	8.13.	Further Assurances	59
	8.14.	New Subsidiaries	59

9.	CERTAIN NEGATIVE COVENANTS		60

	9.1.	Restrictions on Indebtedness	60
	9.2.	Restrictions on Liens	62
	9.3.	Restrictions on Investments	65

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	9.4.	Restricted Payments	67
	9.5.	Merger, Consolidation and Disposition of Assets	67
	9.6.	Sale and Leaseback	68
	9.7.	Compliance with Environmental Laws	68
	9.8.	Employee Benefit Plans	68
	9.9.	Business Activities	69
	9.10.	Fiscal Year	69
	9.11.	Transactions with Affiliates	69
	9.12.	Container Management System	69
	9.13.	Ownership Interest in Unrestricted Subsidiaries	70

10.	FINANCIAL COVENANTS		70

	10.1.	Consolidated Tangible Net Worth	70
	10.2.	Consolidated Leverage Ratio	70

11.	CLOSING CONDITIONS		70

	11.1.	Loan Documents, etc	70
	11.2.	Certified Copies of Governing Documents	71
	11.3.	Corporate or Other Action	71
	11.4.	Incumbency Certificate	71
	11.5.	Validity of Liens	71
	11.6.	Perfection Certificates and UCC Search Results	71
	11.7.	Financial Statements	71
	11.8.	Certificates of Insurance	71
	11.9.	Borrowing Base Report	71
	11.10.	Solvency Certificate	71
	11.11.	Opinion of Counsel	72
	11.12.	Payment of Fees	72
	11.13.	Repayment of Outstanding Obligations under the Original Agreement	72
	11.14.	Representation	72

12.	CONDITIONS TO ALL BORROWINGS		72

	12.1.	Representations True; No Event of Default	72
	12.2.	Borrowing Base Report	73
	12.3.	Seacastle Credit Agreement	73
	12.4.	Public Market	73

13.	EVENTS OF DEFAULT; ACCELERATION; ETC		73

	13.1.	Events of Default and Acceleration	73
	13.2.	Termination of Commitments	76
	13.3.	Remedies	76
	13.4.	Distribution of Collateral Proceeds	77

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14.	THE ADMINISTRATIVE AGENT		77

	14.1.	Authorization; Reliance by Administrative Agent	77
	14.2.	Delegation of Duties	79
	14.3.	Exculpatory Provisions	79
	14.4.	No Representations	80
	14.5.	Payments	80
	14.6.	Holders of Notes	81
	14.7.	Reimbursement by Lenders	81
	14.8.	Rights as Lender	82
	14.9.	Resignation of Administrative Agent	82
	14.10.	Notification of Defaults and Events of Default	82
	14.11.	Duties in the Case of Enforcement	83
	14.12.	Administrative Agent May File Proofs of Claim	83
	14.13.	No Other Duties, etc	84

15.	ASSIGNMENT		84

	15.1.	General Conditions	84
	15.2.	Assignments	84
	15.3.	Register	85
	15.4.	Participations	86
	15.5.	Certain Pledges	86
	15.6.	New Notes	86
	15.7.	Assignment by Borrower	87

16.	PROVISIONS OF GENERAL APPLICATIONS		87

	16.1.	Setoff; Proration of Payments	87
	16.2.	Expenses	88
	16.3.	Indemnification	88
	16.4.	Treatment of Certain Confidential Information	89
	16.5.	Survival of Covenants, Etc	90
	16.6.	Notices	91
	16.7.	Governing Law; Submission to Jurisdiction; Waiver of Venue	91
	16.8.	Headings	92
	16.9.	Counterparts	92
	16.10.	Entire Agreement, Etc	92
	16.11.	Waiver of Jury Trial	92
	16.12.	Consents, Amendments, Waivers, Etc	93
	16.13.	Severability	94
	16.14.	Ratification of Original Agreement	94

Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Note
Exhibit C	Form of Revolving Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Assignment and Acceptance

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Exhibit F	Form of Guaranty
Exhibit G	Form of Restricted Subsidiary Security Agreement
Exhibit H	Form of Stock Pledge Agreement
Exhibit I	Form of Letter of Credit Request
Exhibit J	Form of Management Financial Report

Schedules

Schedule 1	Lenders and Commitments
Schedule 7.3	Title to Properties; Leases
Schedule 7.6	Litigation
Schedule 7.12	Employee Benefit Plans
Schedule 7.13(a)	Owned Real Estate
Schedule 7.13(b)	Leased Real Estate
Schedule 7.14	Subsidiaries Etc.
Schedule 7.15	Bank Accounts
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.2.2	Existing Restrictions on Negative Pledges and Upstream Limitations
Schedule 9.3	Existing Investments

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FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of November 3, 2010, by and among CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC) (the “Borrower”), a New York limited liability company having its principal place of business at One Maynard Drive, Park Ridge, New Jersey 07656, DEUTSCHE BANK TRUST COMPANY AMERICAS, CITICORP NORTH AMERICA INC., JPMORGAN CHASE BANK, N.A. and each of the Persons who may become a party to this Agreement and are listed on Schedule 1 hereto (the “Lenders” and each a “Lender”), DEUTSCHE BANK SECURITIES INC., J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS, INC. (each, a “Lead Arranger” and collectively, the “Lead Arrangers”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation organized under the laws of the State of New York (“DB”), as administrative agent for itself and such other lending institutions (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, DB and the Administrative Agent have previously entered into a revolving credit agreement, dated as of August 24, 2006, amended and restated as of August 19, 2008, further amended and restated as of August 3, 2009 and further amended as of January 26, 2010 (the “Original Agreement”), which provides for revolving credit loans to the Borrower with the maximum principal amount outstanding at any one time not to exceed the sum of the Commitments in effect from time to time;

WHEREAS, the Borrower, the Lenders, the Lead Arrangers and the Administrative Agent have agreed, subject to occurrence of certain events and the satisfaction of certain conditions, to (i) increase the Total Commitments to One Hundred Twenty Million Dollars $120,000,000), (ii) adjust certain of the economic terms applicable to the Loans, and (iii) make certain amendments to the Original Agreement and, for ease of reference, to restate the Original Agreement in its entirety on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           DEFINITIONS AND RULES OF INTERPRETATION.

1.1.           Definitions.  As used in this Credit Agreement, the following terms shall have the following meanings:

Adjusted Value.  With respect to any Container, Generator or Chassis, the appraised value, expressed in Dollars, set forth in the Appraisal and Valuation Report as of the Adjusted Value Date.

Adjusted Value Date.  February 15, 2006.

Administrative Questionnaire.  An Administrative Questionnaire in a form supplied by the Administrative Agent.

Administrative Agent.  As defined in the preamble hereto and each other Person appointed as the successor Agent in accordance with §14.9.

Administrative Agent’s Office.  The Administrative Agent’s office located at 60 Wall Street, New York, New York 10005, or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent’s Special Counsel.  SNR Denton US  LLP or such other counsel as may be selected by the Administrative Agent.

Affiliate.  Any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person.  “Control” of a Person means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

Aggregate Determined Value:  As of any date of determination, an amount equal to the sum of the Determined Values (measured as of the last day of the month immediately preceding such date of determination) of all Eligible Containers, all Eligible Generators, all Eligible Refrigerator Units and all Eligible Chassis; provided however, that (A) the sum of the Determined Values of all Eligible Generators shall not at any time exceed an amount equal to twenty-five percent (25%) of the Aggregate Determined Value, and (B) the sum of the Determined Values of all Eligible Refrigeration Units shall not at any time exceed an amount equal to fifteen percent (15%) of the Aggregate Determined Value.

Applicable Margin.  The Applicable Margin for each day during each Interest Period shall be one of the following:

(x) with respect to LIBOR Rate Loans, three percent (3.00%) per annum, and

(y) with respect to Base Rate Loans, two percent (2.00%) per annum.

Applicable Pension Legislation.  At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

Appraisal and Valuation Report.  The report prepared by the Appraisal Firm, entitled “Valuation of the Assets of Carlisle Leasing International, LLC as of February 15, 2006”.

Appraisal Firm.  Valuation Research Corporation.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Acceptance.  An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

Attributable Indebtedness.  On any date (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

Balance Sheet Date.  December 31, 2009.

Base Rate.  The higher of (a) the variable annual rate of interest so designated from time to time by the Administrative Agent as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate.  For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) funds brokers of recognized standing selected by the Administrative Agent.  Changes in the Base Rate resulting from any publicly announced changes in the Administrative Agent’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans.  Those Revolving Credit Loans and Swing Line Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrower Security Agreement.  The Security Agreement between the Borrower and the Administrative Agent (for the benefit of the Lenders) and in form and substance satisfactory to the Administrative Agent.

Borrowing Base.  At the relevant time of reference thereto, an amount, determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Administrative Agent pursuant to §8.4(e), which is equal to the product of (x) 80% and (y) the Aggregate Determined Value, measured as of the last day of the month immediately preceding such date of determination.

Borrowing Base Report.  A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

Business Day.  Any day on which banking institutions in New York, New York, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capitalized Leases.  Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock.  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

CERCLA.  See §7.12.

Change of Control.  The occurrence of any of the following events or conditions:

(a)           prior to the occurrence of a Public Offering, an event or series of events by which Fortress Investment Group (i) legally or beneficially owns, directly or indirectly, less than 51% of the Capital Stock or less than 51% of the Voting Stock of the Borrower, in each case as adjusted pursuant to any stock split, stock dividend, recapitalization, or reclassification of the capital of the Borrower or (ii) fails to have the power to elect a majority of the managers of the Borrower, unless, at the time any such event or series of events occurs, the Required Lenders approve the identity of the Person who has the power to elect a majority of the managers of the Borrower;

(b)           a Person other than Parent, directly or indirectly, acquires the power to elect a majority of the Managers Committee of the Borrower;

(c)           at any time after the occurrence of a Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Fortress Investment Group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Parent directly entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(d)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower directly entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or

(e)           Parent shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower.

Chassis.  The chassis for marine and intermodal cargo containers to which the Borrower or any Restricted Subsidiary (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either case, is held for sale or re-lease by the Borrower or such Restricted Subsidiary in the conduct of its business.

CLIF.  CLI Funding LLC, a limited liability company organized under the laws of the State of Delaware.

CLIF Pledge Agreement.  The pledge agreement, dated as of October 26, 2001, between the Borrower and the Trustee, as amended, modified or supplemented from time to time in accordance with its terms.

CLIF II.  CLI Funding II LLC, a limited liability company organized under the laws of the State of Delaware.

CLIF III.  CLI Funding III LLC, a limited liability company organized under the laws of the State of Delaware.

CLIF III Credit Agreement.  The Credit Agreement, dated as of October 31, 2007, by and among CLIF III, as borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and as Collateral Agent, as amended, restated or otherwise modified from time to time in accordance with its terms.

CLIF III Pledge Agreement.  The pledge agreement, dated as of October 31, 2007, between the Borrower and ING Bank N.V., in its capacity as collateral agent, as amended, modified or supplemented from time to time in accordance with its terms.

CLIF IV.  CLI Funding IV LLC, a limited liability company organized under the laws of the State of Delaware.

CLIF IV Credit Agreement.  The Credit Agreement, dated as of May 18, 2010, by and among CLIF IV, as borrower, the lenders from time to time party thereto, and Wells Fargo Securities, LLC, as Administrative Agent and as Collateral Agent, as amended, restated or otherwise modified from time to time in accordance with its terms.

Closing Date.  The date on which all of the conditions set forth in §11 have been satisfied.

Code.  The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Credit Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

Collateral.  All of the property, rights and interests of the Borrower and its Restricted Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time including any reduction made in accordance with the provisions of §§2.3 or 2.10.2 hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee.  See §2.2.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Commitment.

Compliance Certificate.  A compliance certificate, substantially in the form of Exhibit D attached hereto.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBITDA.  At any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

Consolidated Funded Indebtedness.  As of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations hereunder and all obligations for borrowed money secured by a Lien in Direct Finance Leases and the income and proceeds thereof) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons (including Unrestricted Subsidiaries) other than the Borrower, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

Consolidated Interest Charges.  For any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

Consolidated Leverage Ratio.  As of any date of determination, the ratio of (a) an amount equal to the excess of (i) Consolidated Funded Indebtedness of the Borrower and its Subsidiaries as of such date, over (ii) the amount of unrestricted cash available to the Borrower at the end of the most recently completed Measurement Period as reported on the Borrower’s balance sheet, to (b) an amount equal to the sum of (i) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period, and (ii) the principal portion, as determined in accordance with GAAP, of payments received by the Borrower and its consolidated Subsidiaries from Direct Finance Leases during the most recently completed Measurement Period as reported on the Borrower’s statement of cash flows.

Consolidated Net Income.  As of any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Governing Documents or any agreement, instrument or law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

Consolidated Tangible Net Worth.  The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding in each case adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement (“FASB”) No. 52 and further excluding adjustments due to derivative transactions and other interest rate swap and hedging transactions made in accordance with FASB No. 133), and less the total book value of all assets properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

Consolidated Total Assets.  The sum of (a) all assets (“consolidated balance sheet assets”) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) without duplication, all assets of the Borrower or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Consolidated Total Liabilities.  The sum of (a) all liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries and all other Indebtedness of the Borrower and its Subsidiaries, whether or not so classified plus (b) without duplication, all liabilities leased by the Borrower or any Subsidiary as lessee under any Synthetic Lease to the extent that such liabilities would have been included in Consolidated Total Liabilities had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Container Management System.  The tracking and billing system used by the Borrower and its Affiliates and any upgrade of, successor to, or replacement for, such system.

Containers.  The marine and intermodal cargo containers to which the Borrower or any Restricted Subsidiary (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either such case, is held for sale or re-sale by the Borrower or such Restricted Subsidiary in the conduct of its business, including, without limitation, refrigerated containers.

Conversion Request.  A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Revolving Credit Loan in accordance with §2.7.

Credit Agreement.  This Fourth Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

DB.  As defined in the preamble hereto.

Default.  See §13.1.

Defaulted Finance Lease.  Any Direct Finance Lease for which (A) any regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Direct Finance Lease is more than 120 days delinquent (measured from its contractual due date), or (B) the Borrower has repossessed the Containers, Chassis or other equipment that is subject to such Direct Finance Lease or is otherwise exercising remedies pursuant to the terms of such Direct Finance Lease, or (C) the Borrower has otherwise determined that all or any regularly scheduled rental payments or end of term payments owing pursuant to the terms of such Direct Finance Lease are wholly or partially uncollectible, or (D) both of the following shall have occurred with respect to such Direct Finance Lease:  (i) the lessee under such Direct Finance Lease is the subject of a bankruptcy or insolvency proceeding under applicable law, and (ii) such lessee is not current in the payment of rental or other payments owing by the lessee thereunder within ninety (90) days subsequent to the commencement of such bankruptcy or insolvency proceedings.

Determined Value.  At the relevant time of reference thereto, the Net Book Value of an Eligible Container, Eligible Generator, Eligible Refrigeration Unit or Eligible Chassis, as the case may be, determined in accordance with GAAP.

Direct Finance Lease Receivables.  All rights of the Borrower and the Restricted Subsidiaries to payment in respect of Eligible Direct Finance Leases.

Direct Finance Lease Rate.  With respect to any Direct Finance Lease, the interest rate applicable to such Direct Finance Lease.

Direct Finance Leases.  Leases pursuant to which the Borrower or a Restricted Subsidiary as lessor leases Containers or Generators to a lessee and (a) the terms of such lease provide that title to such Containers or Generators, as the case may be, will pass to such lessee at the end of the lease term automatically or at the option of the lessee for no additional consideration or for consideration so nominal that the lessee would be economically compelled to exercise such option and (b) the interest component of the proceeds of such Lease are booked as income on the financial statements of the Borrower and its Subsidiaries as “Income from Direct Finance Leases”.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of Capital Stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of a Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7.

Eligible Assignee.  Any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than (x) the Borrower, (y) the Borrower or any Subsidiary of the Borrower or any member of the Fortress Investment Group, or (z) a natural person), in the case of this clause (d), that is approved by (i) in the case of an assignment of a Commitment to a Person other than an existing Lender, so long as the Swing Line Facility is in effect, the Administrative Agent (such approval not to be unreasonably withheld or delayed), (ii) in the case of an assignment of a Commitment to a Person other than an existing Lender, the Issuing Bank (such consent not to be unreasonably withheld or delayed), and (iii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld or delayed).

Eligible Chassis.  Chassis which (a) are subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Liens of the type permitted pursuant to §§9.2.1 (ii), (iv), (v) (so long as underlying obligations are not overdue), (x) and (xiv), (c) are in roadworthy condition, subject to ordinary wear and tear and ordinary maintenance and repair, and conform to all regulations promulgated by the United States Department of Transportation, (d) have a then Determined Value greater than zero, (e) have not suffered an Event of Loss and (f) is not then on lease to a Sanctioned Person.

Eligible Containers.  Containers which (a) are subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Liens of the type permitted pursuant to §§9.2.l (ii), (v) (so long as underlying obligations are not overdue), (x) and (xiv), (c) are in a serviceable condition in the normal course of business, subject to ordinary wear and tear and ordinary maintenance and repair, and substantially conform to the standard specifications used by the Borrower for that category of container and applicable industry standards including, without limitation, The Customs Convention on Containers, The International Convention for Safe Containers and the International Organization for Standardization, (d) have a then Determined Value greater than zero, (e) have not suffered an Event of Loss and (f) is not then on lease to a Sanctioned Person or a Sanctioned Entity.

Eligible Direct Finance Lease.  A Direct Finance Lease that complies with all of the following:  (i) the related lessee is not an Affiliate of the Borrower or a Sanctioned Person or a Sanctioned Entity; (ii) the Direct Finance Lease is not a Defaulted Finance Lease; and (iii) such Direct Finance Lease and the related receivables are subject to no other Liens other than Liens of the type permitted pursuant to §§9.2.l (ii), (iv), (v) (so long as underlying obligations are not overdue), (x) and (xiv).

Eligible Generators.  Generators which (a) are subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Liens of the type permitted pursuant to §§9.2.l (ii), (iv), (v) (so long as underlying obligations are not overdue), (x) and (xiv), (c) are in a serviceable condition in the normal course of business, (d) have a then Determined Value greater than zero, (e) have not suffered an Event of Loss and (f) is not then on lease to a Sanctioned Person or a Sanctioned Entity.

Eligible Refrigeration Units.  Refrigeration Units owned by the Borrower or a Restricted Subsidiary which (a) are subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Liens of the type permitted pursuant to §§9.2.l (ii), (iv), (v) (so long as underlying obligations are not overdue), (x) and (xiv), (c) are designated to be utilized by the Borrower or a Restricted Subsidiary in its normal course of business upon installation into a Container but which have not yet been installed in a Container, (d) have a then Determined Value greater than zero, (e) have been owned by the Borrower or a Restricted Subsidiary for no longer than 180 days, (f) have not suffered an Event of Loss and (g) is not then on lease to a Sanctioned Person or a Sanctioned Entity.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws.  See §7.13.

EPA.  See §7.13.

Equity Interest.  With respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default.  See §13.1.

Event of Loss.  With respect to any Container, Chassis, Refrigeration Unit or Generator, any of the following:

(a)           total loss or destruction thereof;

(b)           theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower;

(c)           damage rendering such Container, Chassis, Refrigeration Unit or Generator, as the case may be, unfit for normal use and, in the judgment of the Borrower, beyond repair at reasonable cost;

(d)           any condemnation or seizure for more than sixty (60) days after the earlier of (i) receipt of notice thereof by the Borrower and (ii) actual knowledge thereof by the Borrower; and

(e)           any forced sale or other taking of title to or use of any such Container, Chassis, Refrigeration Unit or Generator, as the case may be.

Fee Letter.  That certain arrangement fee letter agreement, dated November 3, 2010, between the Borrower, the Lenders and the Administrative Agent.

Fees.  Collectively, the Commitment Fee, the Letter of Credit Fees, the Fronting Fees and the fees to be paid to the Lenders and the Administrative Agent pursuant to the terms of the Fee Letter.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fortress Entity.  Any of (i) any investment fund controlled or managed by Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), including Fortress Investment Fund III LP, a Delaware limited partnership, or any Affiliate of Fortress, or (ii) any Person of which the majority of its Capital Stock is owned, directly or indirectly, by any Person described in the foregoing clause (i).

Fortress Investment Group.  Collectively, each Fortress Entity that holds Capital Stock of the Borrower.

Fronting Fee.  See §4.6.

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles.  (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Generators.  The generator sets to which the Borrower or any Restricted Subsidiary (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either case, is held for sale or re-lease in the conduct of its business.

Governing Documents.  With respect to any Person, its certificate or articles of incorporation (if applicable), its articles of organization and certificate of formation (if applicable), its by-laws, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock or other membership interests.

Governmental Authority.  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor.  Each Restricted Subsidiary in existence as of the Closing Date and each additional Restricted Subsidiary that provides a Guaranty pursuant to §8.14.1.

Guaranty.  The Guaranty entered into and delivered by each Restricted Subsidiary in favor of the Lenders and the Administrative Agent, substantially in the form of Exhibit F hereto.

Hazardous Substances.  See §7.13.

Hedge Agreement.  Any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon movements in interest rates, currency exchange rates, commodities or other indices, to which the Borrower and any Lender (or an Affiliate of a Lender) is a party.

Holdings.  SeaCube Container Leasing Ltd., an exempted company organized under the laws of Bermuda.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)           every obligation of such Person for money borrowed,

(b)           every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)           every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)           every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding operating leases, trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)           every obligation of such Person under any Capitalized Lease,

(f)           every obligation of such Person under any Synthetic Lease,

(g)           all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)           every obligation of such Person (i) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock (an “equity related purchase obligation”), and (ii) under any forward contract, futures contract, swap, option or other financing agreement or arrangement, the value of which is dependent upon movements in interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(i)           every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(j)           every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any Recourse Guaranty, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (s) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (t) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (u) any sale of receivables shall be the amount of recourse to the Borrower or any Subsidiary in respect thereto, (v) any Synthetic Lease shall be the net present value, calculated at the discount rate implicit in such Synthetic Lease, of all present and future obligations under such lease (including any residual obligations), (w) any derivative contract shall be the maximum amount of any termination, unwind or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (x) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, (y) any Indebtedness shall be reduced by the amount of any irrevocable reserve or defeasance for the payment thereof, and (z) any guaranty or other contingent liability referred to in clause (j) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indenture.  The Second Amended and Restated Indenture, dated as of October 26, 2001, and amended and restated as of August 24, 2006, between CLIF and the Trustee and all amendments thereof and supplements thereto.

Ineligible Securities.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Initial Lender.  DB.

Intercreditor Agreement.  The Second Amended and Restated Intercreditor Collateral Agreement dated as of October 26, 2001, and amended and restated as of August 24, 2006 (as amended, amended and restated or otherwise modified and in effect from time to time), among the Administrative Agent, CLIF, the Trustee, U.S. Bank National Association, as collateral agent, the Borrower and the other parties joined thereto from time to time.

Interest Payment Date.  (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period.  With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Revolving Credit Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any LIBOR Rate Loan, 1, 2 or 3 months, or subject to availability to all Lenders, 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)           if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B)           if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)           if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)           any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(E)           any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Issuing Bank.  Either or both of Deutsche Bank Trust Company Americas or Deutsche Bank AG New York, each in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 4.7.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank reasonably acceptable to the Borrower, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

Lead Arranger.  Each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, and Citigroup Global Markets, Inc.

Lender.  As defined in the preamble hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §15.

Lender Affiliate.  (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Letter of Credit.  See §4.1.1.

Letter of Credit Fee.  See §4.6.

Letter of Credit Participation.  See §4.1.4.

Letter of Credit Request.  A Letter of Credit Request substantially in the form of Exhibit I hereto.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

LIBOR Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Reuters Screen LIBOR01 page as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate.  If the rate described above does not appear on the Reuters Screen LIBOR01 page on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent.  The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period.  In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

LIBOR Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.

Lien.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan.  Any Revolving Credit Loan, Swing Line Loan or Reimbursement Obligation.

Loan Documents.  This Credit Agreement, the Notes, the Letter of Credit Requests, the Letters of Credit, the Intercreditor Agreement, the Security Documents, the Fee Letter and any Hedge Agreement(s).

Management Agreement.  This term shall have the meaning set forth in the Indenture.

Material Adverse Effect.  Any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:

(a) a material adverse effect on the business, properties, financial condition, assets or operations of the Borrower and its Subsidiaries, taken as a whole;

(b) a material adverse effect on the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to perform their Obligations under the Loan Documents;

(c) a material adverse effect on (i) the validity, binding effect or enforceability of the Borrower’s or any of its Subsidiaries’ obligations under any of the Loan Documents to which such Person is a party, or (ii) the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document; or

(d) a material adverse effect on the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on any material portion of the Collateral included in the Borrowing Base.

Maturity Date.  The third annual anniversary of the Closing Date, as such date maybe extended pursuant to Section 2.10 hereof.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Measurement Period. A date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date; provided that:  (a) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended September 30, 2010, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) for purposes determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended December 31, 2010, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended March 31, 2011, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

Moody’s.  Moody’s Investors Services, Inc.

Multiemployer Plan.  Any multiemployer pension plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Book Value.  With respect to any date of determination, one of the following amounts:  (1) with respect to any Eligible Container, Eligible Generator or Eligible Chassis, the excess of:

(i)           either (A) with respect to any Eligible Container, Eligible Generator or Eligible Chassis in existence on the Original Closing Date, the Adjusted Value as of the Adjusted Value Date of such Eligible Container, Eligible Generator or Eligible Chassis, as the case may be, or (B) with respect to any Eligible Container, Eligible Generator, Eligible Chassis or other equipment to be included in the Asset Base acquired by the Borrower subsequent to the Original Closing Date, the Original Cost of such Eligible Container, Eligible Generator, Eligible Chassis or other equipment, as the case may be, over

(ii)           accumulated depreciation on such item from the Adjusted Value Date or subsequent acquisition date, as the case may be, to such date of determination, measured in accordance with the following depreciation methods:  (a) all Eligible Containers that are refrigerated Containers are to be depreciated over a fifteen year useful life on a straight-line basis to a residual value of no more than 10% of Original Cost of such item, (b) all Eligible Generators are to be depreciated over a twelve year useful life on a straight-line basis to a residual value of no more than 10% of Original Cost of such item, (c) all Eligible Containers that are not refrigerated Containers are to be depreciated over a twelve and a half year useful life on a straight line basis to a residual value of no more than 37% of Original Cost of such item and (d) all Eligible Chassis and all other equipment (other than Eligible Containers, Eligible Generators and Refrigeration Units) that are acquired by the Borrower or any Restricted Subsidiary after the Original Closing Date and may be included in the Borrowing Base are to be depreciated utilizing a depreciable methodology consistent with the Borrower’s GAAP depreciation policy with respect to Chassis or other equipment as the case may be;

and (2) with respect to any Refrigeration Unit owned by the Borrower or a Restricted Subsidiary, the Original Cost to the Borrower or such Restricted Subsidiary of such Refrigeration Unit until the date of the initial installation of such Refrigeration Unit into a Container, and $0 thereafter.

Net Cash Sale Proceeds.  The net cash proceeds received by a Person in respect of any sale or other disposition of assets, net of (a) all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred and paid in connection with such asset sale or disposition, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such asset sale or disposition, and (b) repayment of any Indebtedness secured by such assets.

Net Present Value.  At the relevant time of reference thereto, the discounted present value of the Direct Finance Lease Receivables, discounted with respect to each Direct Finance Lease, at the Direct Finance Lease Rate per annum of the remaining term of the applicable Direct Finance Lease.

Note Placement 2006-1.  The $685,000,000 Floating Rate Asset Backed Notes, Series 2006-1 Notes issued by CLIF on August 24, 2006, pursuant to a supplement to the Indenture.

Note Record.  A Record with respect to a Note.

Notes.  See §2.4.

Notice of Swing Line Borrowing.  See §2.9.2.

Obligations.  All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Hedge Agreement or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Requests, Letters of Credit or other instruments at any time evidencing any thereof.

OFAC.  The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Original Agreement.  As defined in the recitals hereto.

Original Closing Date.  August 24, 2006.

Original Cost.  With respect to any Container, Generator, Chassis or Refrigeration Unit, the purchase price, expressed in Dollars, as determined in accordance with GAAP, consistently applied, including, in the case of any Container, Generator, Chassis or Refrigeration Unit acquired by the Borrower or any Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition, an allocated portion of any asset write-up resulting from the consummation of such Permitted Acquisition, provided that (i) the amount and allocation of such asset write-up complies with GAAP and has been approved by Ernst & Young LLP or another nationally recognized accounting firm reasonably satisfactory to the Administrative Agent, and (ii) the Administrative Agent consents to the amount and allocation of such asset write-up, and (iii) the Administrative Agent and each Lender is provided a copy of each independent appraisal or similar report prepared in support of such allocation of asset write-up.

outstanding or Outstanding.  With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

Parent.  Holdings (or any successor).

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificates.  The Perfection Certificates as defined in the Security Agreement.

Permitted Acquisition.  Any acquisition by the Borrower or any of its Subsidiaries, in a single transaction or a series of related transactions, through a merger, stock purchase or otherwise, of assets or companies if, (i) the Borrower or its Subsidiary is the surviving or continuing Person, (ii) immediately before and after giving effect thereto, no Default or Event of Default exists or results therefrom, (iii) after giving effect to such acquisition, the Borrower and its Subsidiaries derive and will derive at least 85% of their consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business, (iv) all transactions related thereto are consummated in accordance with applicable laws, (v) all actions required to be taken with respect to such acquired or newly formed Subsidiary under §8.14 have been taken, (vi) the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with §10.1 and §10.2, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (vii) the Borrower has delivered a certificate to the Administrative Agent and each Lender to the effect set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

Permitted Liens.  Liens permitted by §9.2.

Permitted Securitization.  Each of the following:

(a)           The secured lending facility evidenced by the Indenture;

(b)           Any secured lending facility entered into by a Securitization Entity after the Closing Date solely for the purpose of purchasing or financing assets (including Direct Finance Leases) of the Borrower and/or its Subsidiaries, provided that (i) any Indebtedness incurred in connection with such facility is non-recourse to the Borrower, its other Restricted Subsidiaries and their respective assets, (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) such facility has an initial term of not less than four years, (iv) such facility provides for an initial advance rate of not less than seventy percent (70%) of the aggregate Net Book Value, determined as of the closing date for such facility, of all Containers and Generators owned by such Securitization Entity, (v) other than the initial Investment in such facility, neither the Borrower nor any of its other Restricted Subsidiaries is required to make additional Investments in connection with such facility, (vi) neither the Borrower nor any of its other Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms (x) not substantially less favorable to the Borrower or such Restricted Subsidiary than the terms set forth in the “Related Documents” (as defined in the Indenture) or (y) no less favorable to the Borrower or such Restricted Subsidiary (as the case may be) than those that might be obtained at that time from Persons that are not Affiliates of the Borrower, (vii) neither the Borrower nor any of its Restricted Subsidiaries (other than such Securitization Entity) has any obligation to maintain such Securitization Entity’s financial condition or cause such Securitization Entity to achieve certain levels of operating results (other than incidental capital costs relating to Containers, Generators, Chassis and Refrigeration Units then owned by such entity and incurred in the ordinary course of business) and (viii) the Borrower and its Subsidiaries are in compliance on a pro forma basis after giving effect to such securitization transaction with § 10.1 and §10.2, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such securitization transaction had occurred on the first day of each relevant period for testing such compliance;

(c)           The CLIF III Credit Agreement and any Refinancing thereof solely for the purpose of purchasing or financing Direct Finance Leases owned or acquired by the Borrower and/or its Subsidiaries, provided that (i) except with respect to the Recourse Guaranty provided with respect to such facilities, any Indebtedness incurred in connection with such facility is non-recourse to the Borrower, its other Restricted Subsidiaries and their respective assets, (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) such facility has a maturity date that is not earlier than the Maturity Date (including, for this purpose, any extension option available pursuant to Section 2.10), (iv) such facility provides for an initial advance rate of not less than seventy-five percent (70%) nor more than one hundred percent (100%) of the present value, determined at an interest rate per annum equal to the applicable Direct Finance Lease Rate, of the fixed rental payments payable under such Direct Finance Lease determined as of the Closing Date and (v) the Borrower and its Subsidiaries are in compliance  on a pro forma basis after giving effect to such securitization transactions with § 10.1 and § 10.2, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such securitization transaction had occurred on the first day of each relevant period for testing such compliance;

(d)           The CLIF IV Credit Agreement and any Refinancing thereof for the purpose of purchasing or financing Container, Generators and/or Direct Finance Leases owned or acquired by the Borrower and/or its Subsidiaries, provided that (i) except with respect to the Recourse Guaranty with respect to such facilities, any Indebtedness incurred in connection with such facility is non-recourse to the Borrower, its other Restricted Subsidiaries and their respective assets, (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) such facility has a maturity date that is not earlier than the Maturity Date (including, for this purpose, any extension option available pursuant to Section 2.10), (iv) such facility provides for an initial advance rate of not less than seventy percent (70%) of the aggregate Net Book Value of all Container and Generators (not subject to a Direct Finance Lease) or the present value, determined at an interest rate per annum equal to the applicable Direct Finance Lease Rate, of the fixed rental payments payable under a Direct Finance Lease determined as of the closing date of such facility and (v) the Borrower and its Subsidiaries are in compliance on a pro forma basis after giving effect to such securitization transactions with § 10.1 and § 10.2, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such securitization transaction had occurred on the first day of each relevant period for testing such compliance; and

(e)           Any secured lending facility (not addressed by clause (b) above) entered into by a Securitization Entity after the Closing Date solely for the purpose of purchasing or financing assets (including Direct Finance Leases) of the Borrower and/or its Subsidiaries, provided that (i) any Indebtedness incurred in connection with such facility is non-recourse to the Borrower, its Restricted Subsidiaries and their respective assets, (ii) other than the initial Investment in such facility, neither the Borrower nor any of its other Restricted Subsidiaries is required to make additional Investments in connection with such facility, (iii) neither the Borrower nor any of its Restricted Subsidiaries (other than such Securitization Entity) has any obligation to maintain such Securitization Entity’s financial condition or cause such Securitization Entity to achieve certain levels of operating results (other than incidental capital costs relating to Containers, Generators, Chassis and Refrigeration Units then owned by such entity and incurred in the ordinary course of business) and (iv) the Borrower and its Subsidiaries are in compliance on a pro forma basis after giving effect to such securitization transaction with § 10.1 and §10.2, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such securitization transaction had occurred on the first day of each relevant period for testing such compliance.

Person.  Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Public Market.  The condition that will exist if (a) a Public Offering has been consummated and (b) the Capital Stock of the Parent have been distributed by means of an effective registration statement under the Securities Act of 1933.

Public Offering.  A public offering of the Equity Interests of the Parent pursuant to an effective registration statement under the Securities Act of 1933.

RCRA.  See §7.13.

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Revolving Credit Loan referred to in such Note.

Recourse Guaranty.  Any general recourse guarantee by the Borrower or any Restricted Subsidiary of Indebtedness pursuant to a Permitted Securitization of the type described in clause (b), (c) or (d) of the definition of such term, which guarantee is either unsecured or secured solely by a pledge of the Capital Stock of the Securitization Entity that is a party to such Permitted Securitization.

Refinance.  In respect of any security or Indebtedness, means to refinance, extend, renew or re-fund, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  Refinanced and Refinancing shall have correlative meanings.

Refrigeration Units.  The refrigeration units acquired by the Borrower or a Restricted Subsidiary in the ordinary course of business for installation in or on refrigerated Containers.

Register.  See §15.3.

Reimbursement Obligation.  The Borrower’s obligation to reimburse the Issuing Banks and the Lenders on account of any drawing under any Letter of Credit as provided in §4.2.

Related Document.  This term shall have the meaning set forth in the Indenture.

Related Parties.  With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders.  As of any date of determination, Lenders holding at least fifty-one percent (51%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitutes at least fifty-one percent (51%) of the Total Commitment.  For the purposes of calculating the Required Lenders, any Swing Line Loan then Outstanding shall be allocated to each Lender in proportion to the then Commitment Percentage of each Lender at such time.

Restricted Payment.  In relation to the Borrower and its Restricted Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrower or its Restricted Subsidiaries to the Borrower’s or any Restricted Subsidiary’s shareholders (or other equity holders), other than, in the case of a Restricted Subsidiary, to the Borrower or any of its Restricted Subsidiaries, (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Restricted Subsidiary, (d) payments of management, consulting or similar fees to Affiliates of the Borrower, or (e) payment of Subordinated Debt.

Restricted Subsidiaries.  At any time, all Subsidiaries of the Borrower at such time except for Unrestricted Subsidiaries.

Restricted Subsidiary Security Agreement.  The Restricted Subsidiary Security Agreement entered into by each Restricted Subsidiary and the Administrative Agent from time to time pursuant to §8.14.1 in favor of the Lenders and the Administrative Agent and substantially in the form of Exhibit G hereto.

Revolving Credit Loan Request.  See §2.6.

Revolving Credit Loans.  Revolving credit loans made or to be made by the Lenders to the Borrower pursuant to §2.

Sanctioned Entity.  Means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by or (iii) a natural person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

Sanctioned Person.  A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

SARA.  See §7.13.

Seacastle Credit Agreement.  That certain Amended and Restated Credit Agreement (2007-A), dated as of January 29, 2009, by and among Seacastle, Inc., Seacastle Operating Company Ltd., as the borrower thereunder, Citicorp North America, Inc., as agent, and the lenders from time to time parties thereto, as amended, modified or supplemented from time to time in accordance with its terms.

Securitization Entity.  As to the Borrower or any of its Subsidiaries, each of the following: (i) CLIF, (ii) CLIF II, (iii) CLIF III, (iv) CLIF IV, (v) a special purpose bankruptcy-remote corporation, partnership, trust, limited liability company or other business entity that is formed by and will remain wholly owned by the Borrower or any Subsidiary for the sole and exclusive purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries pursuant to a Permitted Securitization, or (vi) a special purpose corporation, partnership, trust, limited liability company or other business entity that is formed by and will remain wholly owned by the Borrower for the sole and exclusive purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries pursuant to a Permitted Securitization.

Security Documents.  Each Guaranty, each Restricted Subsidiary Security Agreement, the Borrower Security Agreement, the Stock Pledge Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, pursuant to which security is granted to the Administrative Agent.

Settlement.  See §2.9.2 hereof.

S&P.  Standard & Poor’s Ratings Group.

Stock Pledge Agreement.  The Stock Pledge Agreement entered into by the Borrower in favor of the Administrative Agent, substantially in the form of Exhibit H hereto.

Subordinated Debt.  Unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced by a written instrument containing subordination provisions in form and substance approved by the Lenders in writing.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swing Line Borrowing.  A borrowing consisting of a Swing Line Loan made by any Swing Line Lender.

Swing Line Borrowing Date.  See §2.9.2 hereof.

Swing Line Facility.  See §2.9.1 hereof.

Swing Line Lender.  The Administrative Agent.

Swing Line Loan.  Any loan made by any Swing Line Lender pursuant to §2.9.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.

Trustee.  U.S. Bank National Association or any successor or assignee under the Indenture.

Type.  As to any Revolving Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

U.S. Person.  A “United States person” as such term is defined in Section 7701(a)(30)(A), (B) or (C) of the Code.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Issuing Banks and the Lenders on the date specified in, and in accordance with, §4.2.

Unrestricted Subsidiaries.  Each of the following:  (i) CLIF, (ii) CLIF II, (iii) CLIF III, (iv) CLIF IV, (v) any Securitization Entities formed subsequent to the Closing Date in connection with a Permitted Securitization, (vi) Resale Group (Europe) ApS, a Subsidiary organized under the laws of Denmark, (vii) Seacastle Containers (Hong Kong) Limited, (viii) IPL, LLC, and (ix) subject to the aggregate limitation on Investment set forth in § 9.3(l), other Subsidiaries formed or acquired from time to time subsequent to the Closing Date by the Borrower and designated as Unrestricted Subsidiaries by the Borrower in a writing delivered to the Administrative Agent.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Weighted Average Life to Maturity.  When applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(A)           the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(B)           the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

1.2.         Rules of Interpretation.

1.2.1.1.          A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

1.2.1.2.          The singular includes the plural and the plural includes the singular.

1.2.1.3.          A reference to any law includes any amendment or modification to such law.

1.2.1.4.          A reference to any Person includes its permitted successors and permitted assigns.

1.2.1.5.          Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

1.2.1.6.          The words “include”, “includes” and “including” are not limiting.

1.2.1.7.          All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

1.2.1.8.          Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

1.2.1.9.          The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

1.2.1.10.        Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

1.2.1.11.        This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

1.2.1.12.        This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

2.           THE REVOLVING CREDIT FACILITY.

2.1.           Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus Swing Line Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time.  The Commitment of each Lender pursuant to this Agreement shall come into effect on the Closing Date.  The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §11 and §12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2.2.           Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate per annum of three quarters of one percent (0.75%) of the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter.  The Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.3.           Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent to reduce by the minimum amount of $5,000,000 and integral multiples of $1,000,000 thereafter or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

2.4.           The Notes.  The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (each a “Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §15) and completed with appropriate insertions.  One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of such Lender’s receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender as described in §5.2, but the failure to record, or any error in so recording, any such amount on such Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.5.           Interest on Revolving Credit Loans.  Except as otherwise provided in §5.10,

2.5.1.1.                 Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

2.5.1.2.                 Each Revolving Credit Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.6.           Requests for Revolving Credit Loans.  The Borrower shall give to the Administrative Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a “Revolving Credit Loan Request”) by 11:00 a.m. (New York time) no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan.  Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof.  Each Revolving Credit Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date.  Each Revolving Credit Loan Request shall be in a minimum aggregate amount of $1,000,000 and shall be in integral multiples of $500,000 or, if less, the remaining unutilized amount of the Total Commitment.

2.7.           Conversion Options.

2.7.1.           Conversion to Different Type of Revolving Credit Loan.  The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent at least one (1) Business Day prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Administrative Agent at least three (3) LIBOR Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto unless the Borrower pays all amounts owing pursuant to §5.8 herein on the date of such conversion and (d) no Revolving Credit Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

2.7.2.           Continuation of Type of Revolving Credit Loan.  Any Revolving Credit Loan of any Type may, upon the expiration of an Interest Period with respect thereto, be (a) continued as a Revolving Credit Loan of the same Type or (b) converted to a Revolving Credit Loan of a different Type by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge.  In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.  The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3.           LIBOR Rate Loans.  Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 and shall be in integral multiples of $500,000.

2.8.           Funds for Revolving Credit Loan.

2.8.1.           General Funding Procedures.  Not later than 2:00 p.m. (New York time) on the proposed Drawdown Date of any Revolving Credit Loans, and provided that each of the Lenders have been given notice of the Revolving Credit Loan Request, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, funds in an amount equal to such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Lenders.  The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loans.

2.8.2.           Advances by Administrative Agent.  The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360.  A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender.  If the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.9.           The Swing Line.

2.9.1.           The Swing Line Loans.  Subject to the terms and conditions hereinafter set forth, including without limitation, §12 hereof, upon notice from the Borrower to the Administrative Agent in accordance with §2.9.2 herein, the Administrative Agent agrees to make Swing Line Loans to the Borrower from time to time on any Business Day during the period from the date hereof until the Maturity Date in an aggregate amount not to exceed at any time outstanding $10,000,000 (the “Swing Line Facility”), provided, however, that while the outstanding amount of all outstanding Swing Line Loans and outstanding Revolving Credit Loans made by a Lender may exceed such Lender’s Commitment, the aggregate amount of all Swing Line Loans outstanding shall not exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base, less the sum of all Revolving Credit Loans outstanding and the Maximum Drawing Amount and all Unpaid Reimbursement Obligations.  No Swing Line Loan shall be used for the purpose of funding the payment of principal of any other Swing Line Loan.  Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof.  Swing Line Loans must be Base Rate Loans only, and may not be LIBOR Rate Loans and, prior to a Settlement, interest on such Swing Line Loans shall be for the account of the Administrative Agent.  For purposes of §3 through §16 of this Credit Agreement, unless otherwise specified, the term “Revolving Credit Loans” shall be deemed to include “Swing Line Loans”.

2.9.2.           Notice.  Each Swing Line Borrowing shall be made on notice, given not later than 11:00 a.m. (New York time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Lender and the Administrative Agent.  The Administrative Agent shall immediately advise the Swing Line Lender of the available amount of the Swing Line Facility.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, telex or telecopier, confirmed immediately in writing, specifying therein the requested (a) date of such borrowing (the “Swing Line Borrowing Date”), (b) amount of such borrowing and (c) maturity of such borrowing (which maturity shall be no later than the fifth (5th) Business Day after the Swing Line Borrowing Date).  Each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.  The Swing Line Lender will make the amount of the requested Swing Line Loan available to the Administrative Agent at the Administrative Agent’s Office, in same day funds not later than 2:00 p.m. (New York time); provided, however, that the Swing Line Bank shall not advance any Swing Line Loans after it has received notice from any Lender that a Default or Event of Default has occurred and stating that no new Swing Line Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Credit Agreement.  The Swing Line Lender shall not be obligated to make any Swing Line Loans at any time when any Lender has failed (x) to make available to the Administrative Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (y) to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it to eliminate the Swing Line Lender’s risk with respect to such delinquent Lender, which may include cash collateralizing such delinquent Lender’s Commitment Percentage of the outstanding Swing Line Loans and any such additional Swing Line Loans to be made.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in §11 and §12, the Administrative Agent will promptly make such funds available to the Borrower in such manner as the Borrower and the Administrative Agent may agree.  Upon written demand by any Swing Line Lender with an outstanding Swing Line Loan, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from such Swing Line Lender, and such Swing Line Lender shall sell and assign to each such other Lender, such other Lender’s pro rata share (determined by its Commitment Percentage) of such outstanding Swing Line Loan as of the date of such demand, by making available on behalf of its Domestic Lending Office to the Administrative Agent for the account of such Swing Line Lender, in immediately available funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Loan to be purchased by such Lender (a “Settlement”).  In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevents any Lender from making a Revolving Credit Loan to effect a Settlement to the Swing Line Lender as contemplated hereby, such Lender will make such dispositions and arrangements with the other Lenders and the Swing Line Lender with respect to such Swing Line Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender’s share of the outstanding Swing Line Loans and Revolving Credit Loans being equal, as nearly as may be, to such Lender’s Commitment Percentage of the outstanding amount of the Swing Line Loans and Revolving Credit Loans.  The Borrower hereby agrees to each such sale and assignment.  Each Lender agrees to purchase its pro rata share (determined by its Commitment Percentage) of an outstanding Swing Line Loan (a) within two (2) Business Days of the Business Day on which demand therefor is made by the Swing Line Lender which made such Swing Line Loan, provided that notice of such demand is given not later than 1:00 p.m. (New York time) on such Business Day or (b) within two (2) Business Days of the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by a Swing Line Lender to any other Lender of a portion of a Swing Line Loan, such Swing Line Lender represents and warrants to such other Lender that such Swing Line Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Loan, the Loan Documents or the Borrower.  If and to the extent that any Lender shall not have so made the amount of such Swing Line Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of such Swing Line Lender forthwith on demand by such Swing Line Lender such amount together with interest thereon, for each day from the date of demand by such Swing Line Lender until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.  If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Lender on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Loan made by such Lender on such Business Day for purposes of this Credit Agreement, and the outstanding principal amount of the Swing Line Loan made by such Swing Line Lender shall be reduced by such amount on such Business Day.

2.9.3.           Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrower (by means of a Revolving Credit Loan or otherwise) on or before the earlier of (a) the fifth (5th) Business Day after the Swing Line Borrowing Date for such Swing Line Loan and (b) the Maturity Date.  The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $500,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Lender.

2.10.           Extension of Maturity Date.

2.10.1.       Election to Extend Maturity Date.  The Borrower may, by notice to the Administrative Agent (who shall promptly notify all of the Lenders) not earlier than forty-five (45) days before and not later than thirty five (35) days before the date that is the third annual anniversary of the Closing Date (the “Existing Scheduled Maturity Date”) elect to extend the Maturity Date in respect of this revolving credit facility for an additional 364 days from the Existing Scheduled Maturity Date.

2.10.2.       Conditions to Effectiveness of Extension of Maturity Date.  As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent each of the following:

(i)           a certificate of the Borrower dated as of the Existing Scheduled Maturity Date (in sufficient copies for each Lender) signed by the treasurer or chief financial officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (y) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct on and as of the Existing Scheduled Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.10, the representations and warranties contained in Section 7.4 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.4, and (B) no Default or Event of Default exists;

(ii)           a written notice to the Administrative Agent irrevocably reducing the Commitment of each Lender by not less than ten percent (10%) of the Commitment in effect immediately prior to such notice;

(iii)           the Borrower shall have paid any prepayments required pursuant to Section 3.2.1 as a consequence of the notice delivered pursuant to clause (ii);

(iv)           the Borrower may elect to extend the Maturity Date pursuant to this § 2.10 on not more than one occasion during the term of this Agreement; and

(v)           the Borrower shall have paid to each Lender an extension fee in an amount equal to one percent (1%) of the Commitment that will be in effect during such extension period (calculated after giving effect to the reduction in clause (ii) above).

3.           REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1.           Maturity.  The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans and Swing Line Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2.           Mandatory Repayments of Revolving Credit Loans.

3.2.1.           Borrowing Base Imbalance.  If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Swing Line Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application:  first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c).  Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.  Each prepayment received by a Lender pursuant to this Section shall be applied, in the absence of contrary instruction by the Borrower, first to the payments of Base Rate Loans and then to the principal of LIBOR Rate Loans.

3.2.2.           Disposition of Assets.  In addition to the foregoing, concurrently with the receipt by the Borrower or any Subsidiary of Net Cash Sale Proceeds from sales or other disposition of assets (other than in connection with sales or dispositions of assets permitted by Section 9.5.2), the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to one hundred percent (100%) of such Net Cash Sale Proceeds, to be applied in the manner set forth in Section 3.2.1 above.  Each prepayment received by a Lender pursuant to this Section shall be applied, in the absence of contrary instruction by the Borrower, first to the payments of Base Rate Loans and then to the principal of LIBOR Rate Loans.

3.3.           Optional Repayments of Revolving Credit Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto unless accompanied by all amounts owing pursuant to §5.8 herein.  The Borrower shall give the Administrative Agent, no later than 11:00 a.m. (New York time) at least one (1) Business Day’s prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this §3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $500,000, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.  Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.           LETTERS OF CREDIT.

4.1.           Letter of Credit Commitments.

4.1.1.           Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a Letter of Credit Request, each Issuing Bank, on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the respective Issuing Bank; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the lesser of (A) the Total Commitment at such time and (B) the Borrowing Base at such time.  Notwithstanding the foregoing, no Issuing Bank shall have any obligation to issue any Letter of Credit (1) to remedy the failure of a Lender to advance its pro rata share of any Revolving Credit Loan, or (2) to support or secure any Indebtedness of the Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the satisfaction of the respective Issuing Bank that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower or such Subsidiary.

4.1.2.           Letter of Credit Requests.  Each Letter of Credit Request shall be completed to the satisfaction of the respective Issuing Bank and the completed Letter of Credit Request must be issued to such Issuing Bank not later than 11:00 a.m. (New York time) on the third (3rd) Business Day prior to proposed issuance date of the related Letter of Credit.  In the event that any provision of any Letter of Credit Request shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3.           Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date (without giving effect to any renewal options) no later than the date which is thirty (30) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date.  Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or any successor version thereto adopted by the respective Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the respective Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

4.1.4.           Reimbursement Obligations of Lenders.  Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the respective Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

4.1.5.           Participations of Lenders.  Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower’s Reimbursement Obligation under §4.2 in an amount equal to such payment.  Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.

4.2.           Reimbursement Obligation of the Borrower.  In order to induce each Issuing Bank to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the respective Issuing Bank, for the account of the respective Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the respective Issuing Bank hereunder,

(a)           except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the respective Issuing Bank, or the respective Issuing Bank otherwise makes a payment with respect thereto, (i) the amount paid by the respective Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the respective Issuing Bank or any Lender in connection with any payment made by the respective Issuing Bank or any Lender under, or with respect to, such Letter of Credit,

(b)           upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Issuing Banks and the Lenders as cash collateral for all Reimbursement Obligations, and

(c)           upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Issuing Banks and the Lenders as cash collateral for all Reimbursement Obligations.

(d)           Each such payment shall be made to the respective Issuing Bank at such Person’s office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the respective Issuing Bank on demand at the rate specified in §5.10 for overdue principal on the Revolving Credit Loans.

4.3.           Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the respective Issuing Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrower fails to reimburse the respective Issuing Bank as provided in §4.2 on or before the date that such draft is paid or other payment is made by the respective Issuing Bank, the respective Issuing Bank may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation.  No later than 3:00 p.m. (New York time) on the Business Day next following the receipt of such notice, each Lender shall make available to the respective Issuing Bank, at the respective Issuing Bank’s office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the respective Issuing Bank for federal funds acquired by the respective Issuing Bank during each day included in such period, times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the respective Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the respective Issuing Bank, and the denominator of which is 360.  The responsibility of the respective Issuing Bank to the Borrower and the Lenders shall be only to determine that that the documents (including drafts, if applicable) delivered under each Letter of Credit in connection with such presentment shall be in substantial compliance with the terms and conditions of such Letter of Credit.

4.4.           Obligations Absolute.  The Borrower’s obligations under this §4 shall, absent gross negligence or willful misconduct, be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Bank, the Administrative Agent, any Lender or any beneficiary of a Letter of Credit.  The Borrower further agrees with each Issuing Bank, the Administrative Agent and the Lenders that the Issuing Banks, the Administrative Agent and the Lenders shall, absent gross negligence or willful misconduct, not be responsible for, and the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The Issuing Banks, the Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrower, unless a court of competent jurisdiction has issued a final nonappealable judgment that such action amounted to gross negligence or willful misconduct by the Administrative Agent or the Lender, as the case may be.

4.5.           Reliance by Issuer.  To the extent not inconsistent with §4.4, the respective Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the respective Issuing Bank.  The respective Issuing Bank shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The respective Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

4.6.           Letter of Credit Fee.  The Borrower shall pay a fee to the respective Issuing Bank (in each case, a “Letter of Credit Fee”) in respect of each Letter of Credit in an amount equal to the Applicable Margin then in effect with respect to LIBOR Loans per annum on the Maximum Drawing Amount of such Letter of Credit, for the accounts of the Lenders in accordance with their respective Commitment Percentages.  Additionally, the Borrower shall pay to the respective Issuing Bank, for its own account, a fronting fee (the “Fronting Fee”) in an amount equal to the greater of (i) Five Hundred Dollars ($500) for each Letter of Credit and (ii) one-eighth of one percent (0.125%) per annum on the Maximum Drawing Amount of each Letter of Credit.  In respect of each Letter of Credit, the Borrower shall also pay to the respective Issuing Bank for the respective Issuing Bank’s own account, at such other time or times as such charges are customarily made by the respective Issuing Bank, the respective Issuing Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees with respect to letters of credit that the respective Issuing Bank is generally imposing at such time.  Accrued Letter of Credit Fees, Fronting Fees and such additional fees (if any) shall be payable quarterly in arrears on the last day of each calendar quarter.

4.7.           Replacement of Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to § 4.6.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

5.           CERTAIN GENERAL PROVISIONS.

5.1.           Funds for Payments.

5.1.1.           Payments to Administrative Agent.  All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.1.2.           No Offset, etc

.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein with respect to such payments (but excluding any tax imposed on or measured by the net income, net profits or net worth of any Lender or the Administrative Agent and any franchise taxes imposed on any Lender or the Administrative Agent in each case as a result of a present or former connection between such Lender or Agent and such jurisdiction or any political subdivision or taxing authority thereof or therein (other than solely as a result of entering into this Credit Agreement or any of the other Loan Documents or performing any obligations, receiving payments or enforcing any rights hereunder or thereunder) or as a result of any Lender or the Administrative Agent not being a U.S. Person) unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers reasonably available to it for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

Notwithstanding the foregoing, the Borrower shall not be obligated to pay any additional amount pursuant to this §5.1.2 to any Lender or the Administrative Agent if such Lender or the Administrative Agent is not a U.S. Person and (a) is legally eligible but fails to comply with the requirements of §5.1.3 or (b) is not legally eligible to comply with the requirements of §5.1.3.

If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this §5.1.2, then such Lender will, at the request of the Borrower, change the jurisdiction of its applicable lending office if such change (i) would eliminate or reduce any such additional payment which may thereafter accrue and (ii) is, in such Lender’s sole good faith discretion, determined not to be non-immaterially disadvantageous or cause non-immaterial hardship to such Lender; provided that any out-of-pocket costs or expenses that are incurred in connection with such change shall be borne by the Borrower on behalf of such Lender.

Each Lender and the Administrative Agent agrees that it will, to the extent not non-immaterially disadvantageous or causing non-immaterial hardship, (y) take all reasonable actions reasonably requested by the Borrower that are consistent with all legal and regulatory restrictions applicable to it to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (z) otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this §5.1.2; provided, however, that in each case, all out-of-pocket costs of each Lender and the Administrative Agent relating to such action or cooperation requested by the Borrower shall be borne by the Borrower.

5.1.3.           Tax Forms.  Each Lender (which term, for purposes of this §5.1.3, shall include the Administrative Agent if the Administrative Agent is acting as a Lender) that is not a U.S. Person agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under the terms of §15 of this Credit Agreement (unless such Lender was already a Lender hereunder immediately prior to such assignment or transfer), on or prior to the date of such assignment or transfer to such Lender, an accurate, complete and executed form or certification as may be required in order to establish such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments by the Borrower hereunder and under any of the other Loan Documents and any other forms or certifications that the Borrower may reasonably request from time to time.  In addition, each Lender that is not a U.S. Person agrees that from time to time, when a lapse in time or change in circumstances renders the previous form or certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent a new accurate, complete and executed form or certification as may be required in order to confirm or establish such Lender’s entitlement as of such date to a continued complete exemption from U.S. withholding tax with respect to payments by the Borrower hereunder and under any of the other Loan Documents.

5.1.4.           Other Taxes.  The Borrower shall pay, and hold the Lenders, the Administrative Agent, and its affiliates harmless from and against, any present or future stamp, documentary, registration, excise, property, intangibles, transfer, license, sales, use, value added or ad valorem taxes, charges or similar levies (including any interest and penalties in respect thereto and associated liabilities, losses, damages and expenses) which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any other Loan Document or the transactions contemplated thereby (hereinafter referred to as “Other Taxes”) unless arising as a result of any Lender’s or the Administrative Agent’s connection to the taxing jurisdiction (other than solely as a result of entering into this Credit Agreement or any of the other Loan Documents or performing any obligations, receiving payments or enforcing any rights hereunder or thereunder) or as a result of the gross negligence or willful misconduct of such Lender or the Administrative Agent; provided that the Borrower shall not be liable for any Other Taxes arising from any Lender’s or the Administrative Agent’s failure to give timely notice thereof.  Such Lender or the Administrative Agent, as the case may be, shall give prompt notice to the Borrower of any assertion of Other Taxes so that the Borrower may, at its option, contest such assertion.  Such Lender or the Administrative Agent, as the case may be, agrees that the Borrower shall exercise control over any such contest; provided that (i) no other taxes of such Lender or the Administrative Agent, as the case may be, shall be adversely affected thereby, (ii) the Borrower shall have acknowledged in writing its liability for such contested Taxes in the event such contest is not successful; provided that such acknowledgment of liability will not be binding if the contest is resolved by the written decision of the taxing authority or a court of competent jurisdiction which states with reasonable clarity the reasons for sustaining the proposed adjustment and such reasons would not have resulted in an obligation of the Borrower to indemnify the Lender or the Administrative Agent, as the case may be, in the absence of such acknowledgment (but provided, further, that the Lender or the Administrative Agent, as the case may be, shall exercise control over any such contest (including without limitation the right to withhold consent to any settlement of the contest) with respect to the response (including the manner of making the response) to any assertion or proposed assertion by the applicable taxing authority or the Borrower of any such reasons), (iii) no Event of Default or payment default or bankruptcy default shall have occurred and be continuing, and (iv) if such contested Taxes are required to be paid prior to or as a condition of the initiation of such contest, the Borrower shall have paid such Taxes.  If and to the extent the Borrower indemnifies the Administrative Agent or any Lender for any Other Taxes, the Borrower shall have all rights of subrogation with respect thereto.  The covenants contained in this Section 5.1.4 shall survive payment or satisfaction in full of all other Obligations.

5.1.5.           Tax Savings.  If a Lender or the Administrative Agent becomes aware that it has obtained or received a tax refund or credit or other tax benefit in respect of any amount for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to §5.1.2, then, within thirty (30) days of becoming so aware, such Lender or the Administrative Agent (as the case may be) shall, if in its sole discretion it reasonably determines that it can do so without any non-immaterial adverse consequences for such Lender or the Administrative Agent (as the case may be), reimburse such amount of tax refund or credit or other tax benefit to the Borrower.  Each Lender and the Administrative Agent agrees to act in good faith with respect to any such refund, credit and other tax benefits without discriminating against the Borrower.  If and to the extent the Borrower indemnifies the Administrative Agent or any Lender for any taxes, the Borrower shall have all rights of subrogation with respect thereto.

5.2.           Computations.  All computations of interest on LIBOR Rate Loans shall be based on a 360-day year and paid for the actual number of days elapsed.  All computations of interest on Base Rate Loans and of Commitment Fees, Letter of Credit Fees and all other fees calculated hereunder shall be based on a 365-day year (or 366-day year, during 2012) and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension at the rate otherwise applicable pursuant to §2.5.  The outstanding amount of the Revolving Credit Loans as reflected on the Note Records from time to time shall be considered correct and binding on the Borrower absent manifest error unless within fifteen (15) Business Days after receipt of any notice from the Administrative Agent or any of the Lenders of such outstanding amount, the Borrower shall notify the Administrative Agent or such Lender to the contrary.

5.3.           Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders.  In such event (i) any Revolving Credit Loan Request for LIBOR Rate Loans or Conversion Request with respect to conversion of Base Rate Loans to LIBOR Rate Loans shall be automatically withdrawn and shall, in the case of such a Revolving Credit Loan Request, be deemed a request for, or in the case of such a Conversion Request, a request for continuation of, Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended, in each case, until the Administrative Agent determines in good faith that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall promptly so notify the Borrower and the Lenders.

5.4.           Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender describing in reasonable detail the nature of such increased costs and showing the calculation thereof in reasonable detail, any additional amounts necessary to compensate such Lender for any increased costs incurred by such Lender in making any conversion made necessary by events described above in this §5.4, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.5.           Additional Costs, etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement, including without limitation, to the extent considered in the calculation of the LIBOR Rate) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b)           impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the LIBOR Rate Loans, such Lender’s Commitment to make LIBOR Rate Loans, or any class of loans, letters of credit or commitments of which any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans forms a part, and the result of any of the foregoing is:

(c)           to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans or any Letter of Credit, or

(d)           to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment to make LIBOR Rate Loans, any Letter of Credit or any of the LIBOR Rate Loans, or

(e)           to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder in respect of any LIBOR Rate Loans or Letters of Credit, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder in respect thereof, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.6.           Capital Adequacy.  If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for Lenders or Lender holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Revolving Credit Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or LIBOR Rate, the Borrower agrees to pay the Administrative Agent for the account of each Lender entitled thereto for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §5.7.  Neither the Administrative Agent nor any Lender shall be entitled to assert any claim under this §5.6 in respect of taxes.  Each of the Lenders and the Administrative Agent agrees that, in the event any of the circumstances of the type described in this §5.6, it shall allocate such cost increases among its customers in good faith and on a non-discriminatory basis.

5.7.           Certificate.  A certificate setting forth in reasonable detail a description of any additional amounts payable pursuant to §§5.5 or 5.6 and the calculations necessary to establish such amounts which are due and a brief explanation sufficient to evidence the affected Lender’s or the Administrative Agent’s entitlement thereto, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.  In determining such additional amounts, each Lender or the Administrative Agent will act reasonably and in good faith and will use allocation and attribution methods which are reasonable.

5.8.           Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain the respective LIBOR Rate Loan or Loans which are the subject of such default, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Revolving Credit Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans.

5.9.           Limitation on Increased Costs.  Notwithstanding anything to the contrary contained in §5.4, 5.5 or 5.6, unless a Lender or the Administrative Agent gives notice to the Borrower that it is obligated to pay an amount under any such Section within ninety (90) days after the later of (a) the date such Lender or the Administrative Agent (as the case may be) actually incurs the respective increased costs, loss, expense or liability, or reduction in return on capital and (b) the date such Lender or the Administrative Agent (as the case may be) has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, or reduction in the return on capital, then such Lender or the Administrative Agent (as the case may be) shall only be entitled to be compensated for such amount by the Borrower pursuant to said §5.4, 5.5 or 5.6 (as the case may be) to the extent the costs, loss, expense or liability, or reduction in return on capital are incurred or suffered on or after the date which occurs ninety (90) days prior to such Lender or the Administrative Agent giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said §5.4, 5.5 or 5.6 (as the case may be).

5.10.           Interest After Default.  Upon the occurrence and during the continuance of any Event of Default, and upon notice from the Administrative Agent to the Borrower, amounts due and payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to two percent (2%) above the rate of interest otherwise applicable to such amounts (or if no rate of interest is otherwise applicable, two percent (2%) above the Base Rate) until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Lenders (after as well as before judgment).

6.           COLLATERAL SECURITY AND GUARANTIES.

6.1.           Security of Borrower.  The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens) in favor of the Administrative Agent, on behalf of the Lenders, in all of the assets of the Borrower, whether now owned or hereafter acquired, which are the subject of the Security Documents.

6.2.           Guaranties and Security of Restricted Subsidiaries.  The Obligations shall also be guaranteed pursuant to the terms of the Guaranty entered into by each Restricted Subsidiary in existence on the Closing Date and each new Restricted Subsidiary in accordance with the provisions of Section 8.14 of this Agreement from time to time.  The obligations of the Restricted Subsidiaries under the Guaranty shall be secured by a perfected first priority security interest (subject only to Permitted Liens) in favor of the Administrative Agent, on behalf of the Lenders, in all of the assets of each such Restricted Subsidiary, whether now owned or hereafter acquired, which are the subject of the Security Documents pursuant to the terms of the Security Documents to which each such Restricted Subsidiary is a party.

7.           REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders and the Administrative Agent as follows (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date):

7.1.           Corporate Authority.

7.1.1.           Incorporation; Good Standing.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent the concept applies to such entity) under the laws of its jurisdiction of incorporation or formation, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing (to the extent the concept applies to such entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

7.1.2.           Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any material agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

7.1.3.           Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2.           Governmental Approvals.  The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than (i) those already obtained, (ii) filings and other actions necessary to perfect Liens created by the Loan Documents and (iii) others approvals, consents and filings which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

7.3.           Title to Properties; Leases.  Except as indicated on Schedule 7.3 hereto and for transactions after the date hereof which are not prohibited by this Agreement, the Borrower and its Subsidiaries own all of the material assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business or as permitted hereunder since that date), subject to no Liens or other rights of others, except Permitted Liens.

7.4.           Financial Statements and Projections.

7.4.1.           Fiscal Year.  The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

7.4.2.           Financial Statements.  There has been furnished to the Administrative Agent and each Lender a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, audited and certified by Ernst & Young, LLP or other independent certified public accountants of national standing reasonably satisfactory to the Administrative Agent.  In addition, there has been furnished to the Administrative Agent and each Lender unaudited consolidated balance sheets and unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal quarter ending June 30, 2010.  Such balance sheets and statements of income and cash flows have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal period then ended, subject to year-end audit adjustments and the absence of footnotes with respect to the quarterly financial statements.  There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such dates involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheets and the notes related thereto, subject to year-end audit adjustments and the absence of footnotes with respect to quarterly financial statements.

7.4.3.           Material Adverse Effect.  Since the date of the audited financial statements of the Borrower and its Subsidiaries as of the Balance Sheet Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

7.5.           Franchises, Patents, Copyrights, etc.  The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others material to the conduct of its business.

7.6.           Litigation.  Except as set forth in Schedule 7.6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any Governmental Authority (a) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected to, either in any one case or in the aggregate of all such cases, have a Material Adverse Effect, or (b) as of the date hereof, which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.7.           No Materially Adverse Contracts, etc.  Neither the Borrower nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

7.8.           Compliance with Other Instruments, Laws, etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect.

7.9.           Tax Status.  The Borrower and its Subsidiaries (a) have made or filed all material federal, state and foreign income and all other tax returns, reports and declarations required to have been made or filed by any jurisdiction to which any of them is subject, (b) have paid all material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim.  The amount of reserves established by the Borrower and each of its Subsidiaries to cover the Borrower’s or such Subsidiary’s material sales or use tax obligations in each jurisdiction where the Borrower or such Subsidiary is required to pay such taxes is adequate for the payment of all of such obligations.

7.10.           Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.11.           Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments required by the Security Documents have been made and all other actions have been taken that are necessary or (if requested by the Administrative Agent) advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral.  The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (other than in connection with Permitted Liens).

7.12.           Employee Benefit Plans.

7.12.1.       In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA.  The Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

7.12.2.       Welfare Plans.  Except as disclosed on Schedule 7.12, no Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.

7.12.3.       Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency or the notice or lien provisions of §302(f) of ERISA, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

7.12.4.       Multiemployer Plans.  Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

7.13.           Environmental Compliance.  As of the Closing Date, all of the Real Estate owned by the Borrower or any of its Subsidiaries is set forth on Schedule 7.13(a) hereto and all of the Real Estate leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries (other than space leases of office space) is set forth on Schedule 7.13(b) hereto.  The Borrower has made due efforts to investigate the past and present condition and usage of the Real Estate, the Containers, the Generators, the Refrigeration Units and the Chassis and the operations conducted thereon and therewith, and based upon such reasonable investigation, as of the date hereof, has determined (a) with respect to the Containers, the Generators and the Real Estate listed on Schedule 7.13(a), and (b) to the best of its knowledge with respect to the Real Estate listed on Schedule 7.13(b), that:

(i)           none of the Borrower, its Subsidiaries or any operator of the Real Estate, the Containers or the Generators or any operations thereon or conducted therewith is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a Material Adverse Effect;

(ii)           neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (A) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil, petroleum or hazardous materials (including, without limitation, chlorofluorocarbons) or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(iii)           except as would not have a Material Adverse Effect:  (A) no portion of the Real Estate, nor any of the Containers or Generators, have been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (B) in the course of any activities conducted by the Borrower or its Subsidiaries, no Hazardous Substances have been generated or are being used on the Real Estate or in connection with the Containers or Generators except in accordance with applicable Environmental Laws; (C) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries; and

(iv)           except as would not have a Material Adverse Effect, none of the Borrower and its Subsidiaries, nor any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.

7.14.           Subsidiaries, etc.  As of the Closing Date, Schedule 7.14 sets forth all the Subsidiaries of the Borrower and all joint ventures or partnerships between the Borrower or its Subsidiaries and any other Person.  The jurisdiction of incorporation/formation and principal place of business of each Subsidiary of the Borrower, as of the date hereof, is listed on Schedule 7.14 hereto.

7.15.           Bank Accounts.  As of the Closing Date, other than accounts maintained with the Administrative Agent, the Borrower maintains the deposit accounts listed on Schedule 7.15 hereto and no other deposit accounts.  In the event the Borrower opens or maintains any additional deposit accounts other than the deposit accounts listed on Schedule 7.15 hereto, the Borrower shall immediately provide the Administrative Agent with notice of such deposit accounts and shall otherwise comply (to the extent applicable) with the provisions of §4.2 of the Security Agreement.

7.16.           Disclosure.  None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading.

7.17.           Foreign Assets Control Regulations, Etc.  (a)  None of the requesting or borrowing of the Revolving Credit Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).

(b)           None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Revolving Credit Loan or the issuance or extension of any Letter of Credit Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

7.18.           Appraisal and Valuation Report.  All information submitted by, or on behalf of, the Borrower to the Appraisal Firm in connection with the preparation of the Appraisal and Valuation Report and all statements of fact made by, or on behalf of, the Borrower in connection with the preparation of the Appraisal and Valuation Report, were, to Borrower’s knowledge at the time made, not misleading in any material respect.

8.           AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

8.1.           Preservation of Existence.  The Borrower will (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by §9.5.1; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

8.2.           Maintenance of Office.  The Borrower will maintain its chief executive office in Park Ridge, New Jersey, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.3.           Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep proper records and books of account in which full, true and correct entries in all materials respects will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Administrative Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent and each Lender.

8.4.           Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Lenders:

(a)           as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, audited and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Administrative Agent;

(b)           as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such year, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, audited and certified, without qualification and without an expression of uncertainty as to the ability of Holdings or any of its Subsidiaries to continue as going concerns, by Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Administrative Agent;

(c)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, CLIF, CLIF II, CLIF III, CLIF IV and each other Securitization Entity formed after the Closing Date, copies of the unaudited consolidated balance sheet of (i) the Borrower and its Subsidiaries, (ii) CLIF, (iii) CLIF II, (iv) CLIF III, (v) CLIF IV, and (vi) each other Securitization Entity, in each case as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s, CLIF’s, CLIF II’s, CLIF III’s, CLIF IV’s or other Securitization Entity, as the case may be, fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries, CLIF, CLIF II, CLIF III, CLIF IV or other Securitization Entity, as the case may be, on the date thereof (subject to normal year-end adjustments made in accordance with GAAP and the absence of footnotes); provided, however, that if any of CLIF, CLIF II, CLIF III, CLIF IV or other Securitization Entity shall hold no assets and have no outstanding debt during any such fiscal quarter, such entity shall not be required to deliver the reports described in this clause (c);

(d)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of Holdings and its Subsidiaries, copies of the unaudited consolidated balance sheet of Holdings as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of Holdings’ fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of Holdings that the information contained in such financial statements fairly presents in all material respects the financial position of Holdings and its Subsidiaries on the date thereof (subject to normal year-end adjustments made in accordance with GAAP and the absence of footnotes);

(e)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date and (ii) a management report in the form of Exhibit J, together with a bullet-point list of factors affecting market fluctuations analyzed separately for each business in form and substance as reasonably acceptable to the Administrative Agent;

(f)           contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission;

(g)           (i) within fifteen (15) Business Days after the end of each calendar month, (ii) within five (5) Business Days of the Drawdown Date of each Revolving Credit Loan or of the date of issuance, extension or renewal of each Letter of Credit, (iii) within five (5) Business Days prior to the date of any removal or sale of any assets from the Borrowing Base other than asset sales made in the ordinary course of business in an aggregate amount not to exceed $1,000,000, and (iv) at each other time as the Administrative Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month, Drawdown Date (which Borrowing Base Report shall give effect to the transactions to occur on such Drawdown Date), sale or release date (which Borrowing Base Report shall give effect to such sale or release) or other date so requested by the Administrative Agent;

(h)           as soon as available (but in no event later than March 31st of each year), a copy of the annual consolidated budget for the Borrower and its Subsidiaries for each fiscal year;

(i)           together with the quarterly financials delivered pursuant to §8.3(b), a separate calculation of the utilization rate for the Eligible Containers as a  group and the Eligible Chassis as a group and a separate weighted average calculation of the per diem rate for the preceding fiscal quarter for the Eligible Containers as a group and the Eligible Chassis as a group; and

(j)           from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent or any Lender may reasonably request.

8.5.           Notices.

8.5.1.           Defaults.  The Borrower will, within three (3) days of the occurrence thereof, notify the Administrative Agent in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto.  If any Person shall give any notice (including a notice of an event of termination or an early amortization event, if applicable, under the Note Placement 2006-1 or any Permitted Securitization) or take any other enforcement action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

8.5.2.           Environmental Events.  The Borrower will provide notice to the Administrative Agent within ten (10) days (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person (to the extent that such violation is known or knowable to such Person after reasonable investigation and diligence) in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency or any Governmental Authority of a potential environmental liability that would have a Material Adverse Effect.

8.5.3.           Notification of Claim against Collateral.  The Borrower will, within three (3) days of becoming aware thereof, notify the Administrative Agent in writing of any Lien upon any of the Collateral having an aggregate value of $500,000 or more.

8.5.4.           Notice of Litigation and Judgments.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $1,000,000.

8.5.5.           Notices Concerning Tax Treatment.  In the event the Borrower determines to take any action inconsistent with its intention to not treat the Revolving Credit Loans, Letters of Credit and/or related transactions hereunder as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), it will promptly notify the Administrative Agent in writing thereof and will provide the Administrative Agent with a duly completed copy of IRS Form 8886 or any successor form.

8.5.6.           Notices Regarding Permitted Securitizations.  The Borrower will notify Administrative Agent in writing not less than 1 Business Day in advance of entering into (x) any Permitted Securitization not in effect on the Closing Date, or (y) any material amendment to any Permitted Securitization in effect on the Closing Date which in all cases shall include any amendment that results in, or could reasonably be expected to result in, any decrease or delay in the management fee or residual cash flow payable or distributable to the Borrower.

8.6.           Legal Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries, except as otherwise contemplated or not prohibited by this Credit Agreement.  It (a) will cause all of its properties and those of its Subsidiaries material to the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided, that nothing in this §8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

8.7.           Insurance.  The Borrower will, and will cause each of its Subsidiaries or lessees to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

8.8.           Taxes.  The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all material claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrower and each Subsidiary of the Borrower will pay all such material taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9.           Inspection of Properties and Books, etc.

8.9.1.           General.  The Borrower shall permit the Administrative Agent or any of its designated representatives:

(a)           if no Default or Event of Default then exists, at the expense of the Lenders and at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request in writing, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base; and

(b)           if a Default or Event of Default then exists, at the expense of the Borrower at all such times and as often as the Administrative Agent requests, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base.

8.9.2.           Commercial Finance Examinations.  Once during each calendar year, or more frequently if the Administrative Agent reasonably determines or if an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, the Borrower will obtain and deliver to the Administrative Agent or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in obtaining, a report of an independent commercial finance examiner satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Eligible Containers, Eligible Generators and Eligible Chassis included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Eligible Containers, Eligible Generators and Eligible Chassis.  Prior to an Event of Default, one (1) such commercial finance examinations per annum shall be conducted and made at the expense of the Borrower and any additional commercial finance examination shall be conducted and made at the expense of the Lenders.  After the occurrence and during the continuance of an Event of Default, all such commercial finance examinations shall be conducted and made at the expense of the Borrower.  The Administrative Agent agrees to make all such commercial finance examinations available to each of the Lenders.

8.10.           Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Subsidiaries to, comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, (b) the provisions of its Governing Documents and (c) all material agreements and instruments by which it or any of its properties may be bound, except where, in all such instances, the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or under any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

8.11.           Use of Proceeds.

8.11.1.           General.  The Borrower will use the proceeds of the Revolving Credit Loans and obtain Letters of Credit solely to Refinance existing Indebtedness of the Borrower and pay any associated fees and expenses, and for working capital and general corporate purposes, including capital expenditures.

8.11.2.           Regulations U and X.  No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.11.3.           Ineligible Securities.  No portion of the proceeds of any Revolving Credit Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

8.12.           Employee Benefit Plans.  The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) upon the Administrative Agent’s request, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (b) within thirty (30) days after receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

8.13.           Further Assurances.  The Borrower will, and will cause each of its Restricted Subsidiaries to, cooperate with the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to satisfactorily effectuate the transactions contemplated by this Credit Agreement and the other Loan Documents.

8.14.           New Subsidiaries.

8.14.1.           New Subsidiary Security Documents.  The Borrower will cause each Restricted Subsidiary to have executed and delivered each of the following documents within ten (10) days after the date such Restricted Subsidiary becomes a Restricted Subsidiary:

(a)           the Guaranty substantially in the form of Exhibit F hereto;

(b)           the Restricted Subsidiary Security Agreement substantially in the form of Exhibit G hereto;

(c)           copies of Governing Documents of such Restricted Subsidiary, and copies of all corporate (or other) action of such Restricted Subsidiary authorizing its execution and delivery of its Guaranty and its Restricted Subsidiary Security Agreement, and the transactions contemplated thereby (in each case, certified as correct and complete copies by the secretary of such Restricted Subsidiary); and

(d)           a legal opinion, satisfactory in form, scope and substance to the Administrative Agent, of counsel which may be internal counsel to the effect that (i) such Restricted Subsidiary is duly and validly organized and existing under the laws of its jurisdiction of organization and is in good standing in such jurisdiction, (ii) such Guaranty and Restricted Subsidiary Security Agreement have been duly executed and delivered by such Restricted Subsidiary and are within the corporate objects and purposes of such Restricted Subsidiary, and (iii) such Guaranty and Restricted Subsidiary Security Agreement are enforceable in accordance with their terms.

8.14.2.           Pledge of New Subsidiary Capital Stock.  The Borrower shall at all times directly or indirectly through a Restricted Subsidiary own all of the Capital Stock of each of the Restricted Subsidiaries which are corporations, and such shares shall be pledged to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, pursuant to and to the extent provided in the Stock Pledge Agreement within ten (10) days after the date such Restricted Subsidiary becomes a Restricted Subsidiary.  The Borrower shall at all times directly or indirectly through a Restricted Subsidiary own all of the partnership or joint venture interests in each of the Restricted Subsidiaries which are partnerships or joint ventures, and such interests shall at all times be pledged to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, pursuant to and to the extent provided in a partnership pledge agreement in form and substance reasonably satisfactory to the Administrative Agent.

9.           CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Administrative Agent has any obligations to issue, extend or renew any Letters of Credit:

9.1.           Restrictions on Indebtedness.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness to the Lenders, the Issuing Bank and the Administrative Agent arising under any of the Loan Documents;

(b)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)           Indebtedness incurred in connection with the acquisition or lease after the date hereof of any real or personal property by the Borrower or such Restricted Subsidiary (including Indebtedness evidenced by Capitalized Lease or a Synthetic Lease, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Restricted Subsidiaries shall not exceed the aggregate amount of $80,000,000 at any one time;

(d)           Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto and any Refinancing or renewal of such Indebtedness; provided, that any such Refinancing or renewal does not (i) increase the aggregate amount of such Indebtedness (except by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement), (ii) shorten the Weighted Average Life to Maturity of, such Indebtedness,  (iii) change, alter or modify the terms of such Indebtedness in any manner which violates either §9.8 or the Intercreditor Agreement or (iv) add to the collateral or other credit support securing such Indebtedness;

(e)           Indebtedness of the Borrower to any of its Restricted Subsidiaries or of any Restricted Subsidiary to the Borrower or any other Subsidiary of the Borrower; provided, that Indebtedness owing to any Subsidiary of the Borrower that is not a Guarantor shall be subject to §9.3;

(f)           Indebtedness of the Borrower or any Restricted Subsidiary incurred to Refinance the Indebtedness incurred in connection with a Permitted Securitization and otherwise solely for the purpose of financing assets of the Borrower and/or its Subsidiaries, provided, that any such Refinancing of a Permitted Securitization (i) does not increase the aggregate amount of such Indebtedness or, in the case of any revolving Indebtedness, increase the maximum permitted amount of such Indebtedness, (ii) does not result in Indebtedness having a Weighted Average Life to Maturity which occurs on or prior to the Maturity Date, or (iii) change, alter or modify the terms of such Indebtedness in any manner which violates either §9.11 or the Intercreditor Agreement;

(g)           Indebtedness of the Borrower incurred under a Recourse Guaranty issued in connection with the transactions described in clause (b), (c) or (d) of the definition of the term “Permitted Securitization”, in an aggregate amount not to exceed (i) Eighty Million Dollars ($80,000,000), (ii) Four Hundred Million Dollars ($400,000,000) and (iii) Twenty Million Dollars ($20,000,000), respectively;

(h)           Indebtedness under interest rate protection agreements and hedging agreements which are non-speculative in nature and are entered into to protect the Borrower and/or its Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices;

(i)           Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof, provided, that such Indebtedness (1) exists at the time such Person becomes a Restricted Subsidiary of the Borrower, (2) is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Borrower and (3) otherwise complies with the provisions of this § 9.1, including § 9.1(j); and

(j)           additional Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed $80,000,000 at any time outstanding and which would not result in a violation of § 10.1 or § 10.2.

9.2.           Restrictions on Liens.

9.2.1.           Permitted Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness”, with or without recourse; provided, that the Borrower or any of its Restricted Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)           Liens in favor of the Borrower on all or part of the assets of a Restricted Subsidiary of the Borrower securing Indebtedness owing by such Restricted Subsidiary of the Borrower to the Borrower;

(ii)           Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or which the failure to pay does not result in noncompliance with §8.8 or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which the failure to pay does not result in noncompliance with §8.8;

(iii)           deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations, and pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature, in each case in the ordinary course of business;

(iv)           Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Restricted Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(v)           asserted Liens of carriers, warehousemen, mechanics and materialmen, and other like asserted Liens on properties (including assets included in the calculation of the Borrowing Base) in existence less than 120 days after the Borrower or such Restricted Subsidiary, as the case may be, has knowledge thereof, provided that the value of all assets that are subject to such Liens shall not exceed $500,000;

(vi)           encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided, that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii)           Liens existing on the date hereof and listed on Schedule 9.2 hereto;

(viii)           purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §9.1(c), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and, if granted upon any asset included in the calculation of the Borrowing Base, shall be discharged in full within 120 days after the date on which such purchase money undertaking has been incurred;

(ix)           Liens arising out of the sale, assignment, pledge or transfer of assets to CLIF, CLIF II, CLIF III, CLIF IV or any other Securitization Entity arising in connection with Permitted Securitizations;

(x)           Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents;

(xi)           Liens which are granted to secure any Refinancing or renewal of Indebtedness permitted under §9.1(d) or §9.1(f); provided, that (A) such Liens encumber the same property (and no additional assets or property of the Borrower or its Restricted Subsidiaries) as secured by the Indebtedness that was so Refinanced or renewed (except in connection with any future financings of newly acquired assets under such replacement facility), (B) the Liens securing the Indebtedness that was so Refinanced or renewed were permitted under this §9.2, and (C) the aggregate amount of Indebtedness secured by such property has not increased as a result of such Refinancing or renewal (except by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement and in connection with any future financing of newly acquired assets under such replacement facility);

(xii)           Liens in favor of lessors of property leased to the Borrower or a Restricted Subsidiary in a transaction permitted to § 9.1(c);

(xiii)           Liens upon assets of the Borrower and any of its Restricted Subsidiaries subject to Capitalized Leases or Synthetic Leases to the extent such Capitalized Leases or Synthetic Leases are permitted by §§ 9.1(c) and 9.6, provided, that (x) such Liens only secure the payment of Indebtedness arising under such Capitalized Leases or Synthetic Leases and (y) the Liens encumbering the assets leased in such Capitalized Leases or Synthetic Leases do not encumber any other assets of the Borrower or any Subsidiary of the Borrower (other than proceeds of such leased assets);

(xiv)           Liens consisting of interests of lessees of the Containers, Chassis, Generators and Refrigeration Units or arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course;

(xv)           Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower and its Subsidiaries under Article IV of the Uniform Commercial Code;

(xvi)           Liens existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition that exists prior to the time such Person becomes a Restricted Subsidiary of the Borrower; provided that (A) such Lien is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary of the Borrower, (B) such Lien shall not apply to any other property or assets of the Borrower or any of its other Restricted Subsidiaries, (C) such Lien shall secure only those obligations which it secures on the date such Person becomes a Restricted Subsidiary of the Borrower, and (D) the Indebtedness secured by such Lien is permitted pursuant to §9.1(i);

(xvii)           Liens created by the Borrower pursuant to the CLIF Pledge Agreement, the CLIF III Pledge Agreement or any substantially similar pledge created by the Borrower with respect to the Voting Stock and/or Capital Stock of any Securitization Entity in connection with a Permitted Securitization; and

(xviii)           other Liens not permitted under the foregoing clauses securing Indebtedness or other obligations of the Borrower and/or its Restricted Subsidiaries permitted under §9.1(j).

9.2.2.           Restrictions on Negative Pledges and Upstream Limitations.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Restricted Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Restricted Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Restricted Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets permitted under §9.2.1, (ii) customary anti-assignment provisions contained in leases, permit, licensing agreements and other contracts entered into by the Borrower or such Restricted Subsidiary in the ordinary course of its business, (iii) restrictions and conditions imposed by any laws, rules or regulations of any Governmental Authority, (iv) restrictions and conditions arising under this Credit Agreement and the other Loan Documents, (v) restrictions and conditions existing on the Closing Date and listed on Schedule 9.2.2 hereto; provided, however, that the scope or duration of any such restrictions and conditions shall not be amended or modified subsequent to the Closing Date, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary that is permitted pursuant to the terms of this Credit Agreement and the other Loan Documents pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (viii) customary provisions in joint venture agreements related to Investments that are permitted pursuant to Section 9.3 provided that such restrictions relate solely to the respective joint venture or the Capital Stock therein, and (ix) restrictions and conditions set forth in Section 9.13 hereof, and (x) restrictions and conditions contained in any agreements existing at the time of (and not created in contemplation of or in connection with) a Permitted Acquisition or other transaction not prohibited by this Credit Agreement or any other Loan Document, provided that such restrictions and conditions apply only to the Person or assets so acquired in connection with such Permitted Acquisition or other transaction.

9.3.           Restrictions on Investments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

(b)           demand deposits, certificates of deposit, bank acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(c)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P-1” if rated by Moody’s, and not less than “A-1” if rated by S&P;

(d)           Investments existing on the Closing Date hereof in its Subsidiaries, joint ventures and partnerships or listed on Schedule 9.3 hereto;

(e)           Investments by the Borrower in a Securitization Entity in connection with Permitted Securitizations, provided that such Investments are used exclusively for the purpose of  financing or Refinancing Containers, Refrigeration Units, Generators, Chassis, Direct Finance Leases and other related assets newly financed or Refinanced under such Permitted Securitization;

(f)           Investments consisting of accounts receivable owing to the Borrower and its Subsidiaries in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(g)           Investments by the Borrower and its Restricted Subsidiaries in the Borrower, any of its Restricted Subsidiaries or in the Capital Stock of any Person;

(h)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, lessees and suppliers arising in the ordinary course of business;

(i)           Investments constituting expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP or Investments in connection with any permitted Synthetic Lease;

(j)           Investments constituting loans and advances to officers and employees of the Borrower or its Subsidiaries arising in the ordinary course of business and in a manner with prior practices, in aggregate amount outstanding not to exceed Five Million Dollars ($5,000,000) at any time outstanding;

(k)           Investments pursuant to transactions permitted under §9.5.1;

(l)           Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries not exceeding $40,000,000 at any time outstanding so long as neither the Borrower nor any of its other Restricted Subsidiaries is required to make additional Investments in connection with any Unrestricted Subsidiaries that, if made, would cause such Investments to exceed $40,000,000;

(m)           other Investments not exceeding $5,000,000 in the aggregate; and

(n)           shares of money market funds that are subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended.

provided, however, that such Investments will be considered Investments permitted by this §9.3 only if all actions have been taken to the satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority perfected security interest, free of all Liens other than Permitted Liens, in all of such Investments (i) of amounts in the Borrower’s collection accounts (and investments thereof) as provided in the Intercreditor Agreement, (ii) of proceeds of Collateral, and (iii) of Investments referred to in §9.3(o).

9.4.           Restricted Payments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payment (including a Distribution) if a Default or an Event of Default is then continuing or would result from such payment; provided, that (i) the Borrower and its Restricted Subsidiaries may make payments to its Affiliates with respect to services rendered or products delivered to the extent not prohibited by §9.11, and (ii) any direct or indirect, wholly-owned Subsidiary of the Borrower may make Distributions to the Borrower or any Restricted Subsidiary.

9.5.           Merger, Consolidation and Disposition of Assets.

9.5.1.           Mergers and Acquisitions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the Voting Stock of any Person (other than the acquisition of assets in the ordinary course of business consistent with past practices and, for the avoidance of doubt, the purchase of Containers, Generators, Chassis and Refrigerated Units shall not be prohibited) except (a) Permitted Acquisitions or (b) if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall exist (i) one or more Subsidiaries of the Borrower may merge or consolidate with and into the Borrower, and (ii) a Restricted Subsidiary of the Borrower may merge into another Restricted Subsidiary of the Borrower.

9.5.2.           Disposition of Assets.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of assets, other than (a) the sale of Investments permitted pursuant to §9.3 hereof (other than §§9.3(d) and (e)); (b) sales permitted under §9.6; (c) the disposition or transfer of assets by the Borrower or its Restricted Subsidiaries to the Borrower or a Restricted Subsidiary; (d) the disposition of obsolete or unusable Containers, Chassis, generator sets or other assets in the ordinary course of business consistent with past practices; (e) in connection with any Permitted Securitization; (f) leases of assets in the ordinary course of business consistent with past practices; (g) the disposition of containers, chassis and generator sets and other related assets in the ordinary course of business to the extent that, immediately after giving effect to such disposition, (i) no Default or Event of Default would exist and (ii) the net book value of all such assets that was the subject of any asset disposition in the then current fiscal year of the Borrower (including the proposed asset disposition) would not exceed 15% of the aggregate amount of all assets of the Borrower and its Restricted Subsidiaries determined as of the end of the then most recently ended fiscal year of the Borrower in accordance with GAAP; and (h) any other disposition of Containers, Chassis, Generators and/or other related assets, whether or not in the ordinary course of business, so long as (i) in the case of Containers, Chassis and Generators, the sale proceeds from such disposition are not less than the Net Book Value of the assets sold, (ii) the Borrower is in compliance with §10.1 and §10.2 immediately after giving effect thereto, and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Borrowing Base Report setting forth the Borrowing Base after giving effect to the asset sale.

9.6.           Sale and Leaseback.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Restricted Subsidiary of the Borrower shall sell or transfer any property owned by it in an aggregate amount in excess of $80,000,000 (such amount being in addition to any arrangement or transaction resulting in Indebtedness in existence on the Closing Date and permitted pursuant to §9.1(d)) in order then or thereafter to lease such property or lease other property that the Borrower or any Restricted Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, and provided, that all Indebtedness (including any Capitalized Lease and Synthetic Lease) incurred in connection with the transactions of the type described in this §9.6 shall comply with §§9.1(c), 9.1(d) and 10.1 and §10.2.

9.7.           Compliance with Environmental Laws.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof, or any Containers or Generators, for the handling, processing, storage or disposal of Hazardous Substances in any material respect, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate, Container or Generator in any manner that would violate in any material respect any Environmental Law or bring such Real Estate, Container or Generator, as the case may be (with respect to each clause (a) through e) of this Section), in violation of any Environmental Law in any material respect.

9.8.           Employee Benefit Plans.  Neither the Borrower nor any ERISA Affiliate will:

(a)           engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b)           permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)           fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)           amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)           permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f)           permit or take any action which would contravene any Applicable Pension Legislation and would have a Material Adverse Effect.

9.9.           Business Activities.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to materially change the general nature of their primary businesses conducted by them on the Closing Date.

9.10.           Fiscal Year.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change the date of the end of its fiscal year from that set forth in §7.4.1.

9.11.           Transactions with Affiliates.  Except as expressly permitted under §§9.1, 9.2, 9.3, 9.4 and 9.5, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business; provided, this Section 9.11 shall not prohibit any of the transactions between the Borrower and any Securitization Entity in connection with a Permitted Securitization; provided further, that the immediately preceding proviso shall not extend to any amendment, waiver or modification made to the documents evidencing, or executed in connection with, such Permitted Securitization if the effect of such amendment, waiver or modification is to materially decrease (1) the amount of the Management Fee (as defined in the Management Agreement or any equivalent term) or (2) the purchase price which is payable to the Borrower for any assets sold by the Borrower under any Related Document (or any equivalent term) or (iii) increase any Recourse Guaranty entered into as part of such Permitted Securitization, beyond the amounts permitted by Section 9.1.

9.12.           Container Management System.

(a)  The Borrower agrees that (to the extent of its ownership or other interest therein) neither it nor any of its Affiliates shall create, incur, assume or grant or suffer to exist, directly or indirectly, in favor of any Person, any Lien (other than Permitted Liens) on the Container Management System.  The Borrower shall promptly take or cause to be taken such actions as may be necessary to discharge any such Lien (other than Permitted Liens).

(b)           In the event that the Borrower fails to maintain the Manager Transition Threshold (as defined in the Indenture) or an Early Amortization Event (as defined in the Indenture) or a Manager Default (as defined in the Indenture) or an Event of Default occurs, the Borrower shall, to the extent required under the Indenture, cause the Transition Agent (as defined in the Indenture) to obtain the necessary licenses for essential servicing software necessary in order to service the assets included in the Borrowing Base.

9.13.           Ownership Interest in Unrestricted Subsidiaries.  The Borrower agrees that neither it nor any of its Restricted Subsidiaries or Affiliates shall: (i) sell, transfer or otherwise dispose of the Voting Stock or Capital Stock of any Securitization Entity except for any such sale, transfer or disposition made pursuant to the terms of any pledge agreement entered into at the original closing of such Permitted Securitization; or (ii) create, incur, assume or grant or suffer to exist, directly or indirectly, in favor of any Person any Lien on the Voting Stock or Capital Stock of any Securitization Entity other than (x) the Lien created pursuant to the terms of the any pledge agreement entered into at the original closing of such Permitted Securitization and (y) Liens permitted pursuant to §9.2.1(ii) and (iv).

10.           FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

10.1.           Consolidated Tangible Net Worth.  The Borrower will not permit Consolidated Tangible Net Worth at any time to be less than Two Hundred Million Dollars ($200,000,000).

10.2.           Consolidated Leverage Ratio.  The Borrower will not permit the Consolidated Leverage Ratio during any period of four fiscal quarters of the Borrower to be greater than the ratio set forth below.

Four Fiscal Quarters Ended	Maximum Consolidated Leverage Ratio
Closing Date to third anniversary of Closing Date	5.25
Third anniversary of Closing Date and thereafter	5.00

11.           CLOSING CONDITIONS.

The obligation of the Administrative Agent and the Lenders to enter into this Credit Agreement shall be subject to the satisfaction of the following conditions precedent:

11.1.           Loan Documents, etc.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto are satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent or any Lender reasonably requested.

11.1.1.            Loan Documents.  Each of the Loan Documents are duly executed and delivered by the respective parties thereto, were in full force and effect and were in form and substance satisfactory to the Administrative Agent and each Lender.  Each Lender will receive a fully executed copy of each such document.

11.2.           Certified Copies of Governing Documents.  The Administrative Agent will receive from each of the Borrower and each Restricted Subsidiary, a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3.           Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each Restricted Subsidiary of this Credit Agreement and the other Loan Documents to which it is or is to become a party have been duly and effectively taken, and evidence thereof satisfactory to the Administrative Agent is provided to each of the Lenders.

11.4.           Incumbency Certificate.  The Administrative Agent received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who was authorized:  (a) to sign, in the name and on behalf of the Borrower each of the Loan Documents to which the Borrower is or is to become a party; (b) to make Revolving Credit Loan Requests, Notices of Swing Line Borrowing and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5.           Validity of Liens.  The Security Documents are effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests have been duly effected.  The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

11.6.           Perfection Certificates and UCC Search Results.  The Administrative Agent shall have received from each of the Borrower and each Restricted Subsidiary a completed and fully executed Perfection Certificate and the results of UCC and similar domestic searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

11.7.           Financial Statements.  The Administrative Agent shall have received the financial statements described in §7.4.2.

11.8.           Certificates of Insurance.  The Administrative Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement.

11.9.           Borrowing Base Report.  The Administrative Agent received from the Borrower the initial Borrowing Base Report dated as of the Closing Date.

11.10.         Solvency Certificate.  Each of the Lenders received an officer’s certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

11.11.         Opinion of Counsel.  The Administrative Agent received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, from:

(a)           Sidley Austin LLP, special counsel to the Borrower; and

(b)           Lisa Leach, Esq., general counsel to the Borrower.

11.12.         Payment of Fees.  The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the fees owing on the Closing Date and shall have paid all reasonable outstanding legal and other professional fees pursuant to §16.2.

11.13.         Repayment of Outstanding Obligations under the Original Agreement.  The Borrower shall have repaid to the Initial Lender (or such have made arrangements satisfactory to the Initial Lender regarding the repayment to the Initial Lender of) all outstanding Obligations under the Original Agreement.

11.14.         Representation.  Each of the representations and warranties of any of Holdings, the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the Closing Date.  The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

12.           CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Revolving Credit Loan, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1.           Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the Closing Date and the time of the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except (i) to the extent of changes resulting from transactions contemplated or not prohibited by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business, in each case referred to above, that singly or in the aggregate would not have a Material Adverse Effect, (ii) the representations and warranties set forth in Section 7.4.2 shall be deemed to refer to the most recent financial statements delivered by the Borrower pursuant to Section 8.4(a), and (iii) to the extent that such representations and warranties relate expressly to an earlier date in which case they shall be true and correct as of such earlier date).  No Default or Event of Default shall have occurred and be continuing or would result from the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit.  The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

12.2.           Borrowing Base Report.  The Administrative Agent shall have received the most recent Borrowing Base Report required to be delivered to the Administrative Agent in accordance with §8.4(g) and a Borrowing Base Report dated as of the Drawdown Date (and giving effect to the transactions to occur on such Drawdown Date) of such Revolving Credit Loan or of the date of issuance, extension or renewal of such Letter of Credit.

12.3.           Seacastle Credit Agreement.  All amounts owing by obligor(s) under the Seacastle Credit Agreement shall have been reduced to an amount not greater than $9,000,000 and the commitment of all lenders thereunder have been terminated.

12.4.           Public Market.  A Public Market for the Capital Stock in Parent shall have been established.

13.           EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1.           Events of Default and Acceleration.  If any of the following events or conditions (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower or any of its Subsidiaries shall fail to pay any interest on the Revolving Credit Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days of the date the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           the Borrower shall fail to comply (i) with any of its covenants contained in §§8.12, 9 (with the exception of 9.7) or 10, or (ii) within ten (10) days after the delivery dates required therein, with any of its covenants contained in §§8.4 or 8.9;

(d)           the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(e)           any representation or warranty of the Borrower or any of its Subsidiaries set forth in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated (with such qualifications applicable at such time);

(f)           the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases or other Indebtedness in the aggregate amount of $20,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases or other Indebtedness in the aggregate amount of $20,000,000 or more for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g)           the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h)           a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)           there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days, any final judgment against the Borrower or any of its Subsidiaries not covered by insurance that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries not covered by insurance exceeds in the aggregate $3,000,000;

(j)           if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or if the Administrative Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective members or stockholders (as the case may be), or any court of competent jurisdiction or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k)           the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $3,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $3,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan:  (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided, that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $3,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l)           there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would reasonably be expected to have a Material Adverse Effect;

(m)           a Change of Control shall occur;

(n)           the sum of the outstanding amount of the Revolving Credit Loans, the Swing Line Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time and the Borrower does not remedy such situation (by payment of the amount set forth in § 3.2 or otherwise) within ten (10) days;

(o)           there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect;

(p)           the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, for which the punishment in such case could include the forfeiture of any assets of the Borrower or such Subsidiary not included in the Borrowing Base but having a fair market value in excess of $7,000,000; or

(q)           the number of cost equivalent units (or CEUs) included in the fleet of containers owned by the Borrower or managed by the Borrower on behalf of third-parties (such CEUs to be calculated by Borrower consistently with the current manner in which it calculates CEUs on behalf of third-party owners of fleets that it manages), shall, as of the last business day of any calendar month, be less than 300,000;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the event of any Event of Default specified in §§13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

13.2.           Termination of Commitments.  If any one or more of the Events of Default specified in §§13.1(g) or §13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice in writing to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations other than Commitment Fees not yet accrued.

13.3.           Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Revolving Credit Loans pursuant to §13.1, each Lender, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.  No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall, to the extent permitted by applicable law, be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4.           Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)           Second, to all other Obligations; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Fees and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)           Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d)           Fourth, the excess, if any, shall be returned to the Borrower or, to the extent directed by applicable legal authority, to such other Persons as are legally entitled thereto.

14.           THE ADMINISTRATIVE AGENT.

14.1.           Authorization; Reliance by Administrative Agent.

(a)           Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Deutsche Bank Trust Company Americas to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Revolving Credit Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Revolving Credit Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c)           The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor.  The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(d)           As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

14.2.           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

14.3.           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.12 and 13.3 or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or an Event of Default unless and until notice describing such Default or an Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or an Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value of any Collateral or (vi) the satisfaction of any condition set forth in Section 11 or 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.4.           No Representations.

14.4.1.               General.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries.

14.4.2.               Closing Documentation, etc.  For purposes of determining compliance with the conditions set forth in §11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent active upon the Borrower’s account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.

14.4.3.               Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.5.           Payments.

14.5.1.               Payments to Administrative Agent.  A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2.               Distribution by Administrative Agent.  If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3.               Delinquent Lenders.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6.           Holders of Notes.  The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7.           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under § 16.2 or § 16.3 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of each Lender under this § 14.7 are several.

14.8.           Rights as Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

14.9.           Resignation of Administrative Agent.  The Administrative Agent may at any time by giving thirty (30) days prior written notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which (i) shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) unless a Default or Event of Default shall have occurred and be continuing, shall be acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent which shall be a financial institution having a rating of not less than “A” or its equivalent by S&P.  If the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring (or retired) Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring (or retired) Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 16.2 shall continue in effect for the benefit of such retiring (or retired) Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring (or retired) Agent was acting as Agent.

14.10.           Notification of Defaults and Events of Default.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof.  The Administrative Agent hereby agrees that upon receipt of any notice under this §14.10, the Administrative Agent shall promptly notify the other Lenders of the existence of such Default or Event of Default.

14.11.           Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12.           Administrative Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under §§2.2, 4.6, 5.1 and 16.2) allowed in such proceeding or under any such assignment; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under §§2.2, 4.6, 5.1 and 16.2.

(c)           Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

14.13.           No Other Duties, etc.  Anything herein to the contrary notwithstanding, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

15.           ASSIGNMENT.

15.1.           General Conditions.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of §15.2, (b) by way of participation in accordance with the provisions of §15.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of §15.5 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2.           Assignments.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a)           except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of (i) the Administrative Agent and (ii) so long as no Default or Event of Default has occurred and is continuing, the Borrower, otherwise consent to the amount of such assignment (each such consent not to be unreasonably withheld or delayed);

(b)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned;

(c)           any assignment of a Commitment must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund; and

(d)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §15.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) §§5.1.2, 5.1.4, 5.4, 5.5, 5.6, and 5.8 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) §16.3 notwithstanding such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be null and void.

15.3.           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Credit Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4.           Participations.  Any Lender may at any time, with the approval, not to be unreasonably withheld or delayed of the Borrower so long as no Default or Event of Default is continuing, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in § 16.12(a) or § 16.12(b), that in each case, affects such Participant.  Subject to the last paragraph of this Section 15.4, the Borrower agrees that each Participant shall be entitled to the benefits of §§ 5.1.2, 5.1.4, 5.4, 5.5, 5.6 and 5.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to § 15.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of § 16.1 as though it were a Lender, provided such Participant agrees to be subject to § 16.1 as though it were a Lender.

A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of §  5.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with §  5.13 as though it were a Lender.

15.5.           Certain Pledges.  A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder or substitute any such secured party for such Lender as a party hereto.

15.6.           New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender).  The Borrower, at its own expense, shall, promptly upon its receipt thereof, execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes (after giving effect to any permanent reductions in the applicable Commitments), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be cancelled and returned to the Borrower.

15.7.           Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

16.           PROVISIONS OF GENERAL APPLICATIONS.

16.1.           Setoff; Proration of Payments.  The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or Lender Affiliate to the Borrower and any securities or other property of the Borrower in the possession of such Lender or Lender Affiliate may, to the extent permitted by applicable law, be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2.           Expenses.  The Borrower agrees to pay (a) the reasonable costs of the Administrative Agent in producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the reasonable fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein as provided in the Fee Letter, including all commercial finance examination charges, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, commercial finance examination, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries in connection herewith and (e) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches, UCC filings or mortgage recordings relating to the Loan Documents.  The covenants contained in this §16.2 shall survive payment or satisfaction in full of all other Obligations.

16.3.           Indemnification.  The Borrower agrees to indemnify and hold harmless the Administrative Agent, its affiliates, its sub-agents, the Issuing Bank, each Lender, the Lead Arranger and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and related expenses of every nature and character (other than taxes) arising out of this Credit Agreement or any of the other Loan Documents, the performance by the respective parties of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnified Party is a party thereof, (d) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be responsible for any liabilities, losses, damages and/or expenses under this §16.3 were caused by such Indemnified Party’s own gross negligence or willful misconduct.  In litigation, or the preparation therefor, the Lenders and the Administrative Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  To the extent that the respective interests of the Lenders and the Administrative Agent in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Lenders and the Administrative Agent using their reasonable good faith judgment), the Lenders and the Administrative Agent shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor.  If, and to the extent that the obligations of the Borrower under this §16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this §16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4.           Treatment of Certain Confidential Information.

16.4.1.           Confidentiality.  Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this §16.4.1, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this §16.4.1, (h) to any actual or prospective assignee or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee or counterparty, as the case may be, agrees to be bound by the provisions of §16.4 or (i) with the prior written consent of the Borrower.  Notwithstanding anything herein to the contrary:  (i) each party hereto (and each employee, representative or other agent of such party) may disclose to any and all Persons, beginning immediately upon commencement of discussions regarding the transactions contemplated hereby, and without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or such employee, representative or other agent of such party) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby; and (ii) any Lender may disclose confidential information, without notice to the Borrower, to governmental regulatory authorities in connection with any regulatory examination of such Lender or in accordance with such Lender’s regulatory compliance policy.

16.4.2.            Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3.            Other.  In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries.  The obligations of each Lender under this §16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of any interest in any of the Revolving Credit Loans or Reimbursement Obligations from any Lender and shall apply to all information delivered to such Person either before or after the date of this Credit Agreement.

16.5.           Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder that the matters set forth therein are true and correct in all material respects as of the time delivered.

16.6.           Notices.  Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Requests shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)           if to the Borrower, at One Maynard Drive, Park Ridge, New Jersey 07656, Attention:  Lisa Leach, Esq., or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b)           if to the Administrative Agent, at Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention:  Omayra Laucella, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c)           if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the confirmation of transmission of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth Business Day following the mailing thereof.  Any notice or other communication to be made hereunder or under the Notes or any Letter of Credit Requests, even if otherwise required to be in writing under other provisions of this Credit Agreement, the Notes or any Letter of Credit Requests, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures.  Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Requests, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Requests.

16.7.           Governing Law; Submission to Jurisdiction; Waiver of Venue.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

16.8.           Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9.           Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10.           Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.

16.11.           Waiver of Jury Trial.  THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

16.12.           Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders.  Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a)           without the written consent of the Borrower and each Lender directly affected thereby:

(i)           reduce or forgive the principal amount of any Revolving Credit Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee or Letter of Credit Fees (other than interest accruing pursuant to §5.10 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii)           increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment (it being understood that any amendments or waivers that have the effect of waiving or eliminating any Default or Event of Default shall not constitute an increase in any Lender’s Commitment);

(iii)           postpone or extend the Maturity Date (except in accordance with §2.10) or any other regularly scheduled dates for payments of principal of, or interest on, the Revolving Credit Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.10, and (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Revolving Credit Loans and other Obligations shall require only the approval of the Required Lenders); and

(iv)           other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations under the Guaranties (excluding, if the Borrower or any Subsidiary of the Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(b)           without the written consent of all of the Lenders, amend or waive §15.7, this §16.12 or the definition of Required Lenders;

(c)           without the written consent of the Administrative Agent, amend or waive Article 14, the amount or time of payment of the Fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent, or without the consent of the Swing Line Lender, amend or waive any provision of §2.9.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  The Required Lenders shall take such actions, including executing and filing appropriate releases in connection with a sale, transfer or other disposition (including by lease) of Collateral permitted by the terms of this Credit Agreement.

16.13.           Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.14.           Ratification of Original Agreement.  The amendment and restatement of the Original Agreement shall become effective on the Closing Date.  This Credit Agreement amends and restates the terms and conditions of the Original Agreement, and is not a novation of the Obligations incurred by the Borrower pursuant to the terms of the Original Agreement.  Accordingly, all of the Obligations of the Borrower incurred pursuant to the terms of the Original Agreement, and all of the Liens created pursuant to the terms of the Security Documents, are hereby ratified and affirmed by the Borrower and remain in full force and effect.  In furtherance of the foregoing, all Notes issued and unpaid Loans pursuant to the terms of the Original Agreement that remain unpaid on the Closing Date shall remain in full force and effect and all references to the Original Agreement contained in the Notes are amended to refer to this Credit Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC)
By: /s/ Lisa D. Leach Name: Lisa D. Leach
Title: Vice President & General Counsel

4th A&R Revolving Credit Agreement

DEUTSCHE BANK TRUST COMPANYAMERICAS, as Administrative Agent

By: /s/ Margueritte Sutton Name: Margueritte Sutton Title: Director

By: /s/ Enrique Landaeta Name: Enrique Landaeta Title: Vice President

DEUTSCHE BANK TRUST COMPANYAMERICAS, as a Lender

By: /s/ Margueritte Sutton Name: Margueritte Sutton Title: Director

By: /s/ Enrique Landaeta Name: Enrique Landaeta Title: Vice President

4th A&R Revolving Credit Agreement

CITIBANK, N.A., as a Lender

By: /s/ Ralph C. Palma Name: Ralph C. Palma Title: Director

4th A&R Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Matthew H. Massie Name: Matthew H. Massie Title: Managing Director

4th A&R Revolving Credit Agreement

Schedule 1

Lenders and Commitments

Lenders	Commitment	Commitment Percentage
Deutsche Bank Trust Company Americas	$40,000,000	33.33333%
Citibank, N.A.	$40,000,000	33.33333%
JPMorgan Chase Bank, N.A.	$40,000,000	33.33333%

Schedule 7.3
Title to Properties; Leases

None

Schedule 7.6
Litigation

None

Schedule 7.12
Employee Benefit Plans

None

Schedule 7.13

Environmental Matters

7.13(a)	None

7.13(b)	None

Schedule 7.14
Subsidiaries

CLI Funding LLC, a limited liability company organized under the laws of Delaware, with its principal place of business at One Maynard Drive, Park Ridge, NJ 07656.

CLI Funding II LLC, a limited liability company organized under the laws of Delaware, with its principal place of business at One Maynard Drive, Park Ridge, NJ 07656.

CLI Funding III LLC, a limited liability company organized under the laws of Delaware, with its principal place of business at One Maynard Drive, Park Ridge, NJ 07656.

CLI Funding IV LLC, a limited liability company organized under the laws of Delaware, with its principal place of business at One Maynard Drive, Park Ridge, NJ 07656.

CLI Domestic And Resale Group, LLC, a limited liability company organized under the laws of Delaware, with its principal place of business at One Maynard Drive, Park Ridge, NJ 07656.

CLI Domestic & Resale Group (Europe) ApS, a company organized under the laws of Denmark, with its principal place of business at Alhambravej 3, DK, 1826 Frederiksberg Copenhagen.

Seacastle Leasing International, Inc, a corporation organized under the laws of Delaware with its principal place of business at One Maynard Drive, Park Ridge, New Jersey 07656.

Seacastle Container Leasing International, Inc, a corporation organized under the laws of Delaware with its principal place of business at One Maynard Drive, Park Ridge, New Jersey 07656.

SeaCube Containers (Hong Kong) Limited, a Hong Kong corporation with its principal place of business at Suite 2809 – 2810, 28th Floor, China Aerospace Tower, Concordia Plaza, 1 Science Museum Road, Tsim Sha Sui, Kowloon, Hong Kong.

IPL, LLC, a limited liability company organized under the laws of Delaware, doing business at 14F., No. 14, Lane 68, Hsin Chung Road, Taipei, Taiwan, Peoples Republic of China.

Schedule 7.15
Bank Accounts

Entity	Bank Name	Account Number	Location	Type
Container Leasing Int'l	Bank of Tokyo	310036577	NY	Operating
dba Seacastle Container	Bank of Tokyo	8050166261	Hong Kong	Operating-HKD

	Bank of America	9429134790	NY	Master Collection
	Bank of America	9429174782	NY	Operating

	Rabobank	102227098	Netherlands	Operating
	Rabobank	106165224	Netherlands	Payroll

	PNC Bank	1011554433	PA	Collection
	PNC Bank	1019806105	PA	Operating

CLI Funding LLC	USBank	104452000	MN	Trust Account
	USBank	104452001	MN	Restricted Cash
	USBank	104452002	MN	Manager Transition
	USBank	104453000	MN	Series 2006-1
	USBank	104454000	MN	Series 2006-2 VFN

CLI Funding II LLC	USBank	117369000	MN	Trust Account

CLI Funding III LLC	USBank	118759000	MN	Trust Account
CLI Funding IV LLC	USBank	141076000	MN	Trust Account

CLI Domestic and Resale Group Aps	Bank of America (Danske)	31003100135183	Denmark	Operating
	Bank of America	55349015	London	Operating

	Nordea Bank	6268692655	Denmark	Payroll

	KBC Bank	733023312564	Belgium	Payroll

Schedule 9.1
Existing Indebtedness

Carlisle Leasing International
Existing Indebtedness
As of November 2, 2010

Series 2006-1 Asset Backed Notes	$362,660,256
Series 2006-2 Variable Funding Notes	-

Secured Revolving Credit Facility	23,000,000

CLI Funding III	$322,633,681

CLI Funding IV	$87,000,000

Total Balance Sheet Debt	$795,293,937

Schedule 9.2
Existing Liens

As of November 2, 2010

Series 2006-1 Asset Backed Notes	$362,660.256
Series 2006-2 Variable Funding Notes	-

Secured Revolving Credit Facility	$23,000,000

CLI Funding III	$322,633,681
CLI Funding IV	$87,000,000
Total	$795,293,937

Schedule 9.2.2

Existing Restrictions on Negative Pledges and Upstream Limitations

Intercreditor Agreement

Pledges of the Borrower’s membership interests in the following subsidiaries in connection with a Permitted Securitization:

CLI Funding LLC

CLI Funding III LLC

CLI Funding IV LLC

Schedule 9.3
Existing Investments

Container Leasing International, LLC’s interest in the following of its subsidiaries:

•	CLI Funding LLC – ownership of 100% of the membership interests

•	CLI Funding IV LLC – ownership of 100% of the membership interests

•	CLI Funding III LLC – ownership of 100% of the membership interests

•	CLI Funding II LLC – ownership of 100% of the membership interests

•	CLI Domestic And Resale Group, LLC – ownership of 100% of the membership interests

•	CLI Domestic & Resale Group (Europe) ApS – ownership of 100% of the membership interest

•	Seacastle Leasing International, Inc – ownership of 100% of shares

•	Seacastle Container Leasing International, Inc. – ownership of 100% of shares

•	SeaCube Containers (Hong Kong) Limited – ownership of 100% of shares

•	IPL, LLC – ownership of 100% of membership interests

Exhibit A

FORM OF BORROWING BASE REPORT

The undersigned Container Leasing International, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC) (the “Borrower”) hereby certifies pursuant to the Fourth Amended and Restated Revolving Credit Agreement, dated as of November 3, 2010 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent for the Lenders, that (a) the information set forth in this Borrowing Base Report was true and correct as of the last day of the period specified herein, (b) this Borrowing Base Report has been prepared in accordance with the applicable provisions of the Credit Agreement and the various components thereof, and (c) as of the date of this Borrowing Base Report, there exists no Default or Event of Default or condition which would, with either or both the giving of notice or the lapse of time, result in a Default or Event of Default.

Except as otherwise specified in this Borrowing Base Report, capitalized terms used herein without definition have the same meanings herein as in the Credit Agreement.

CONTAINER LEASING INTERNATIONAL, LLC
(D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC)
By: ______________________________
Title: ______________________________

Borrowing Base as of _______________, 20__.

A.	Eligible Containers Component of Borrowing Base

	1. Original Cost of all Eligible Containers	$_______
2. Less: depreciation (to be determined on a straight-line basis over fifteen years to a residual value of no more than 10% of
	Original Cost)	$_______
3. Determined Value of all Eligible
	Containers (Item A1 minus A2)	$_______
	4. Borrowing Base	$_______
B.	Eligible Generators Component of Borrowing Base

	1. Original Cost of Eligible Generators	$_______
2. Less: depreciation (to be determined on a straight-line basis over twelve years to a residual value of no more than 10% of
	Original Cost)	$_______
3. Determined Value of all Eligible
	Generators (Item B1 minus B2)	$_______1

C.	Eligible Refrigeration Units Component of Borrowing Base

	1. Original Cost of Eligible Refrigeration Units	$_______2,3
D.	Eligible Chassis Component of Borrowing Base

	1. Original Cost of Eligible Chassis	$_______
	2. Less: depreciation in accordance with GAAP	$_______
3. Determined Value of Eligible
	Chassis (Item D1 minus D2)	$_______

E.	Direct Finance Lease Receivables Component of Borrowing Base

1. Net Present Value of Direct Finance
	Lease Receivables	$_______4

1	This amount may not at any time exceed 25% of the Aggregate Determined Value.

2	Following the date of the initial installation of any Refrigeration Unit into a Container, such amount for such Refrigeration Unit shall equal $0.

3	This amount may not at any time exceed 15% of the Aggregate Determined Value.

2. Direct Finance Lease Receivables Borrowing Base
	Component	$_______

F.	Aggregate Determined Value (Sum of Items A3 plus B3 plus C1
	plus D3)	$_______

G.	Borrowing Base (80% x the Aggregate Determined
	Value)	$_______

H.	Maximum Available Credit (the lesser of the Total
	Commitment currently in effect and Item G)	$_______

I.	Sum of outstanding Revolving Credit Loans plus outstanding
Swing Line Loans plus Maximum Drawing Amount
	plus Unpaid Reimbursement Obligations	$_______

J.	Excess/(Shortfall) (Item G minus Item I)	$_______

4	Discounted with respect to each Direct Finance Lease at the Direct Finance Lease Rate per annum of the remaining term of the applicable Direct Finance Lease.

Exhibit B

FORM OF
REVOLVING CREDIT NOTE

$________	__________

FOR VALUE RECEIVED, the undersigned CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC), a New York limited liability company (the “Borrower”), hereby promises to pay to the order of __________________, a banking corporation organized under the laws of the State of New York (the “Bank”), at the Administrative Agent’s office at 60 Wall Street, 45th Floor, New York, New York 10005:

(a)           the principal amount of _________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans (if any) advanced by the Bank to the Borrower pursuant to the Fourth Amended and Restated Credit Agreement, dated as of November 3, 2010 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrower, the Bank and other parties thereto;

(b)           the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c)           interest on the principal balance hereof from time to time outstanding from the Closing Date through and including the Maturity Date at the times and at the rate provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Bank and any holder hereof is entitled to the benefits of and subject to the obligations contained in the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Note and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Revolving Credit Loans shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fully extent permitted by applicable law, in such Federal court.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Note against the Borrower or its properties in the courts of any jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC)
By: ________________________________
Name:
Title:

Revolving Credit Note

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

Exhibit C

REVOLVING LOAN REQUEST

 Date:  [__________], [____]

To:	DEUTSCHE BANK TRUST COMPANY AMERICAS, as Agent
60 Wall Street
New York, New York 10005

Ladies and Gentlemen:

CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC) (the “Borrower”) submits this Revolving Credit Loan Request in connection with Section 2.6 of the Fourth Amended and Restated Revolving Credit Agreement, dated as of November 3, 2010 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Lenders.  All capitalized terms used in this Revolving Credit Loan Request shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

We hereby represent, warrant and certify to you that (a) the proceeds specified herein shall be used in accordance with the provisions of the Credit Agreement, (b) the representations and warranties of the Borrower contained in the Credit Agreement or otherwise made by the Borrower in connection with the transactions contemplated thereby shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of the Revolving Credit Loan requested hereby, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business, in each case referred to above, that singly or in the aggregate would not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date), (c) the Borrower has performed and complied in all material respects with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by the Borrower prior to or at the time of the borrowing requested hereunder, and (d) at and as of the date hereof, no Default or Event of Default shall have occurred and be continuing or would result from the making of the Revolving Credit Loan requested hereby.

In accordance with Section 2.6 of the Credit Agreement, the Borrower hereby requests a Revolving Credit Loan under the Credit Agreement and that such Revolving Credit Loan be allocated among the Lenders in accordance with Schedule A hereto and hereby sets forth below the required information relating to such Revolving Credit Loan:

(i)           the principal amount of the Revolving Credit Loan requested is $______________,

(ii)           the proposed Drawdown Date of such Revolving Credit Loan is _____________,

(iii)           the Interest Period for such Revolving Credit Loan is ______________, and

(iv)           the Type of such Revolving Credit Loan is a [Base Rate Loan][LIBOR Rate Loan].

In addition, the Borrower hereby requests that the proceeds of the Revolving Credit Loan requested hereby be distributed in accordance with the wiring instructions set forth on the flow of funds attached as Schedule B hereto.

Very truly yours,

CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC)
By: ________________________________
Name:
Title:

Schedule A

Lenders	Allocable Portion of Requested Loan1	Commitment Percentage

Deutsche Bank Trust Company Americas	$_________	33.33333%
Citibank, N.A.	$_________	33.33333%
JPMorgan Chase Bank, N.A.	$_________	33.33333%

1  Revolving Credit Loans to be allocated among the Lenders in accordance with the applicable provisions of Section 2.8 of the Credit Agreement.

Schedule B

[Attach flow of funds]

Exhibit D

FORM OF COMPLIANCE CERTIFICATE

 [__________ __, 200_]

To:  Each of the Lenders
c/o DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent
60 Wall Street
New York, New York  10005

Attention:  _____________________

Re:           Compliance Certificate for the Period Ended [                          ]

Ladies and Gentlemen:

Pursuant to the FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of November 3, 2010 (as amended and in effect from time to time, the “Credit Agreement”), by and among CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC) (the “Borrower”), the Lenders party thereto, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (the “Agent”) for itself and such other lending institutions, and DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS, INC. and J.P. MORGAN SECURITIES LLC, as Lead Arrangers (the “Lead Arrangers”), the Borrower and the undersigned principal financial or accounting officer of the Borrower hereby certify that (a) the information furnished below in this report was true and correct as of the last day of the fiscal quarter ending [_____], (b) as of the date hereof, no Default or Event of Default under the Credit Agreement has occurred and is continuing, (c) the [quarterly] [annual] financial statements delivered to the Administrative Agent herewith were prepared in accordance with generally accepted accounting principles and in compliance with §§8.4 and 10 of the Credit Agreement and (d) the representations and warranties set forth in §7 of the Credit Agreement are true and correct as of the date hereof (except to the extent of changes resulting from transactions contemplated or not prohibited by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business, in each case referred to above, that singly or in the aggregate would not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date).

Except as otherwise specified in this report, the capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC)
By: ________________________________
Title: ________________________________

§10.1 Consolidated Tangible Net Worth Test

1.	Consolidated Total Assets
(excluding adjustments on
	account of FASB No. 52 and No. 133)	$____________________

minus:

2.	Consolidated Total Liabilities
(excluding adjustments on
	account of FASB No. 52 and No. 133)	$____________________

3.	Total book value of intangible assets	$____________________
total equals:

4.	Consolidated Tangible Net Worth	$____________________

4A.	Cumulative amount of dividends or distributions
made by the Borrower to its parent used to retire amounts
	owed under the Seacastle Credit Agreement	$____________________

5.	Base Amount	$200,000,000

6.	Comparison
	(line 4 minus line 4A minus line 5)	$____________________

7.	Minimum Amount allowed in line 6:	$1

§10.2 Consolidated Leverage Ratio

1.	Consolidated Funded Indebtedness minus:	$____________________

2.	Unrestricted Cash	$____________________

3.	Consolidated Funded Indebtedness (Net)
	(line 1 minus line 2)	$____________________

4.	Consolidated EBITDA for Measurement Period
	plus:	$____________________

5.	Principal portion of Direct Finance Lease Payments
	received during Measurement Period	$____________________

6.	Cash flow available for debt service (line 4 plus line 1)	$____________________

7.	Leverage Ratio (line 3 divided by line 6)	$____________________

8.	Maximum Consolidated Leverage Ratio	$____________________

Exhibit E

FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Closing Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Closing Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
Assignee is an Eligible Assignee

3.	Borrower: CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC)

4.	Administrative Agent:	DEUTSCHE BANK TRUST COMPANY AMERICAS, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Fourth Amended and Restated Revolving Credit
Agreement, dated as of November 3, 2010, among
Container Leasing International, LLC (D/B/A CARLISLE
LEASING INTERNATIONAL, LLC and/or SEACASTLE
CONTAINER LEASING, LLC and/or SEACUBE
CONTAINERS, LLC), the Lenders parties thereto,
Deutsche Bank Trust Company Americas, as Administrative
Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans5
$	$	%
$	$	%
$	$	%

Closing Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE CLOSING DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:        ____________________________________
      Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:        ____________________________________
Title:

Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as
Administrative Agent

*   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Closing Date.

5   Set forth, to at least 9 decimals, as a percentage of the Commitment / Loans of all Lenders thereunder.

By:    __________________________________
    Title:

[Consented to:]6

[CONTAINER LEASING INTERNATIONAL, LLC
(D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER
 LEASING, LLC and/or SEACUBE CONTAINERS, LLC)

By:    _________________________________
Title:]

6
So long as no Default or Event of Default has occurred or is continuing, the consent of the Borrower is required under §15.2(a) of the Credit Agreement for any assignment under $5,000,000, unless either (A) the assignment of is for the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or (B) the assignment is to a Lender, an Affiliate of a lender or an Approved Fund.  In addition, unless a Default or an Event of Default has occurred and is continuing, the consent of the Borrower is required if the Assignee is being designated an “Eligible Assignee” pursuant to clause (d) of the definition of Eligible Assignee in the Credit Agreement.

ANNEX 1

THE FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF NOVEMBER 3, 2010, AMONG CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC), THE LENDERS PARTIES THERETO, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, AND THE OTHER AGENTS PARTIES THERETO

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Closing Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to §§7.4 and 8.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Closing Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Closing Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Closing Date or with respect to the making of this assignment directly between themselves.

3.           General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit F

FORM OF GUARANTY

GUARANTY, dated as of [__________________], by EACH GUARANTOR (each, a “Guarantor”) signatory hereto or signatory to a joinder agreement in the form of Appendix I hereto (a “Joinder Agreement”) in favor of (i) DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation organized under the laws of the State of New York, as administrative agent (hereinafter, in such capacity, the “Agent”) for itself and the other banking institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a Fourth Amended and Restated Revolving Credit Agreement dated as of November 3, 2010 (as amended and in effect from time to time, the “Credit Agreement”), among CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC), a New York limited liability company (the “Company”), DEUTSCHE BANK SECURITIES INC., as the Lead Arranger, the Lenders party thereto, and the Administrative Agent, and (ii) each of the Lenders.

WHEREAS, the Company and each Guarantor are members of a group of related entities, the success of either one of which is dependent in part on the success of the other member of such group;

WHEREAS, each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged);

WHEREAS, it is a condition precedent to the Lenders’ making any loans or otherwise extending credit to the Company under the Credit Agreement that each Guarantor execute and deliver to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a guaranty substantially in the form hereof; and

WHEREAS, each Guarantor wishes to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;

NOW, THEREFORE, each Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

1.           DEFINITIONS.  The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

2.           GUARANTY OF PAYMENT AND PERFORMANCE.  Each Guarantor, jointly and severally, by its execution hereof or a Joinder Agreement hereto, guarantees to the Lenders and the Administrative Agent and any Affiliate of a Lender which is party to a Hedge Agreement the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code.  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment.  Should the Company default in the payment or performance of any of the Obligations, the obligations of each Guarantor hereunder with respect to such Obligations in default shall become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by each Guarantor.  Payments by any Guarantor hereunder may be required by the Administrative Agent on any number of occasions.  All payments by any Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.

3.           GUARANTORS’ AGREEMENT TO PAY ENFORCEMENT COSTS, ETC.  Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

4.           WAIVERS BY GUARANTOR; LENDERS’ FREEDOM TO ACT.  Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto.  Each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.  Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of each Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a release or discharge of any Guarantor, all of which may be done without notice to the Guarantors.  To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against any Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

5.           UNENFORCEABILITY OF OBLIGATIONS AGAINST COMPANY.  If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if each Guarantor at all times had been the principal obligor on all such Obligations.  In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by each Guarantor.

6.           SUBROGATION; SUBORDINATION.

6.1           WAIVER OF RIGHTS AGAINST COMPANY.  Until the final payment and performance in full of all of the Obligations, each Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; no Guarantor will claim any setoff, recoupment or counterclaim against the Company in respect of any liability of any Guarantor to the Company; and each Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.

6.2           SUBORDINATION.  The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to any Guarantor is hereby subordinated to the prior payment in full of all of the Obligations.  Each Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, no Guarantor will demand, sue for or otherwise attempt to collect any such indebtedness of the Company to any Guarantor until all of the Obligations shall have been paid in full.  If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Obligations without affecting in any manner the liability of any Guarantor under the other provisions of this Guaranty.

6.3           PROVISIONS SUPPLEMENTAL.  The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with each Guarantor for the benefit of the Lenders and the Administrative Agent.

7.           SECURITY; SETOFF.  Each Guarantor grants to each of the Administrative Agent and the Lenders, as security for the full and punctual payment and performance of all of such Guarantor’s obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to such Guarantor now or hereafter held by the Administrative Agent or such Lender and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Administrative Agent or such Lender to such Guarantor or subject to withdrawal by such Guarantor.  Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to any Guarantor (any such notice being expressly waived by each Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of any Guarantor under this Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

8.           FURTHER ASSURANCES.  Each guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this guaranty and to perfect and preserve the rights and powers of the lenders and the Administrative Agent hereunder.  Each guarantor acknowledges and confirms that it has established its own adequate means of obtaining from the company on a continuing basis all information desired by such guarantor concerning the financial condition of the company and that each guarantor will look to the company and not to the Administrative Agent or any lender in order for such guarantor to keep adequately informed of changes in the company’s financial condition.

9.           TERMINATION; REINSTATEMENT.  This Guaranty shall remain in full force and effect and shall terminate only upon irrevocable payment in full of all of the Obligations and termination of all Commitments.  No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §16.6 of the Credit Agreement.  No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt.  This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

10.           SUCCESSORS AND ASSIGNS.  This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with and to the extent permitted by §15 of the Credit Agreement.  No Guarantor may assign any of its obligations hereunder.

11.           AMENDMENTS AND WAIVERS.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders.  No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12.           NOTICES.  All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows:  if to any Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.

13.           Governing Law; Consent to Jurisdiction.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.  Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fully extent permitted by applicable law, in such Federal court.  Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or its properties in the courts of any jurisdiction.

14.           WAIVER OF JURY TRIAL.  Each guarantor hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this guaranty, any rights or obligations hereunder or thereunder or the performance of such rights and obligations or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party, including any course of conduct, course of dealings, statements or actions of the administrative agent or any lender relating to the enforcement of this guaranty and agrees that it will not seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived.  Except as prohibited by law, each guarantor hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each guarantor (a) certifies that no representative, agent or attorney of any lender or the Administrative Agent has represented, expressly or otherwise, that such lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the lenders have been induced to enter into this guaranty by, among other things, the waivers and certifications contained herein.

15.           MISCELLANEOUS.  This Guaranty constitutes the entire agreement of each Guarantor with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations.  The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions.  Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

16.           CONTRIBUTION.

16.1.           In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Company agrees that (a) in the event a payment shall be made by any Guarantor under this Guaranty on account of any Obligation of the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to any Loan Document to satisfy a claim on account of any Obligation of the Company, the Company shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

16.2.           Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6 hereof) that, in the event a payment shall be made by any other Guarantor under this or any other Guaranty, or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy a claim described in Section 16.1 and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company as provided in Section 16.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof.  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 16.2 shall be subrogated to the rights of such Claiming Guarantor under Section 16.1 to the extent of such payment.

17.           LIMITATION ON GUARANTEED OBLIGATIONS.  Each Guarantor and the Administrative Agent (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law.  To effectuate the foregoing intention, each Guarantor and the Administrative Agent (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

18.           COUNTERPARTS.  This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

[RESTRICTED SUBSIDIARIES AS
 GUARANTORS]

Guaranty

Appendix I

JOINDER TO GUARANTY

Reference is hereby made to the Guaranty, dated as of November 3, 2010 (as amended, supplemented and otherwise modified from time to time, the “Guaranty”), by [EACH RESTRICTED SUBSIDIARY AS GUARANTORS] and each Person executing a joinder agreement thereto from time to time (each, a “Guarantor” and collectively, the “Guarantors”) in favor of (i) DEUTSCHE BANK TRUST COMPANY AMERICAS (in such capacity, the “Agent”) for itself and the other banking institutions (collectively, the “Lenders”) which are or may become parties to the Fourth Amended and Restated Revolving Credit Agreement, dated as of November 3, 2010 (as amended and in effect from time to time, the “Credit Agreement”), among CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC), as borrower (the “Company”), DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS, INC. and J.P. MORGAN SECURITIES LLC, as Lead Arrangers, the Lenders party thereto, and the Administrative Agent, and (ii) each of the Lenders.

[JOINED GUARANTOR] (the “Joined Guarantor”), hereby agrees to be bound by all the terms and provisions of the Guaranty.  Upon the execution and delivery of this joinder agreement by the Joined Guarantor to each of the parties to the Guaranty, the Joined Guarantor shall become a party to the Guaranty and have the rights and obligations of a “Guarantor” party thereto.

Any notice, report or other communication given under the Guaranty shall be in writing and addressed to the Joined Guarantor as follows:

[Insert Address]
Attn:  [   ]

IN WITNESS WHEREOF, the undersigned has executed this joinder agreement to the Guaranty as of this ____ day of [MONTH], [YEAR].

[JOINED GUARANTOR]

By:
Name:
Title:

Exhibit G

RESTRICTED SUBSIDIARY SECURITY AGREEMENT

RESTRICTED SUBSIDIARY SECURITY AGREEMENT, dated as of [____________], between each Pledgor (each, a “Pledgor”) signatory hereto or signatory to a joinder agreement in the form of Appendix I hereto (a “Joinder Agreement”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Agent (hereinafter, in such capacity, the “Agent”) for itself and other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a Fourth Amended and Restated Revolving Credit Agreement, dated as of November 3, 2010 (as amended and in effect from time to time, the “Credit Agreement”), among Container Leasing International, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC) (the “Borrower”), the Lenders and the Administrative Agent.

WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into the Credit Agreement;

WHEREAS, each Pledgor has executed the Guaranty guaranteeing the Obligations of the Borrower under the Credit Agreement;

WHEREAS, it is a condition precedent to the Lenders’ entering into the Credit Agreement and the making of any loans or otherwise extending credit to the Borrower under the Credit Agreement that each Pledgor execute and deliver to the Administrative Agent, for the benefit of the Lenders, a security agreement in substantially the form hereof in order to, among other things, expressly provide a grant of a lien on and a security interest in the Collateral (as defined herein) to secure the obligations of the Pledgors under the Guaranty (the “Secured Obligations”); and

WHEREAS, each Pledgor wishes to expressly grant security interests and liens on the Collateral in favor of the Administrative Agent, for the benefit of the Lenders, in order to secure the Secured Obligations.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to induce the Administrative Agent and the Lenders to make any loans or otherwise extend credit to the Borrower under the Credit Agreement, and to secure the Secured Obligations, each Pledgor hereby agrees with the Administrative Agent, for the benefit of the Lenders, as follows:

1.           Definitions.

All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Credit Agreement.  The term “State”, as used herein, means the State of New York.  All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein.  However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9.

2.           Grant of Security Interest.

As collateral security securing the Secured Obligations, each Pledgor hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in and so pledges and assigns to the Administrative Agent, for the benefit of the Lenders, the following properties, assets and rights of each Pledgor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”):

(i) the Containers, the Generators, the Refrigeration Units and the Chassis, including any and all substitutions therefor acquired from time to time, (ii) all other assets and properties of each Pledgor, whether now existing or hereafter acquired, (iii) all income, payments and proceeds of the foregoing and all other assets granted, assigned, conveyed, mortgaged, pledged, hypothecated and transferred to the Administrative Agent pursuant to this clause, and (iv) all of the following, whether now existing or hereafter acquired:

All Accounts;

All Chattel Paper;

All Lease Agreements;

All Contracts;

All Documents;

All General Intangibles;

All Instruments;

All Inventory;

All Supporting Obligations;

All Equipment;

All Letter-of-Credit Rights;

All Commercial Tort Claims;

All Investment Property;

All Deposit Accounts;

All property of each Pledgor held by the Administrative Agent including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Administrative Agent for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of any Pledgor, or as to which each Pledgor may have any right or power;

To the extent not included above and without limiting the foregoing, all Chattel Paper, all Leases and all schedules, supplements, amendments, modifications, renewals, extensions, and guarantees thereof in every case whether now owned or hereafter acquired and all amounts, rentals, proceeds and other sums of money due and to become due under the Leases, including, without limitation, (i) all rentals, payments and other monies, including all insurance payments and claims for losses due and to become due to any Pledgor under, and all claims for damages arising out of the breach of, any Lease; (ii) the right of any Pledgor to terminate, perform under, or compel performance of the terms of any Lease; (iii) any guarantee of any Lease and (iv) any rights of any Pledgor in respect of any subleases or assignments permitted under the Leases;

All insurance proceeds of the Collateral and all proceeds of the voluntary or involuntary disposition of the Collateral or such proceeds;

Any and all payments made or due to any Pledgor in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority and any other cash or non-cash receipts from the sale, exchange, collection or other disposition of the Collateral; and

To the extent not otherwise included, all income and Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing;

provided, however, that notwithstanding the foregoing, the Collateral shall not include any of the assets of any Pledgor released from the Lien of this Agreement from time to time pursuant to the terms and conditions hereof and in accordance with the Credit Agreement.

The Administrative Agent acknowledges that the attachment of its security interest in any Commercial Tort Claim as original collateral is subject to each Pledgor’s compliance with §4.6.

3.           Authorization to File Financing Statements.

Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of each Pledgor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether each Pledgor is an organization, the type of organization and any organizational identification number issued to each Pledgor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Each Pledgor agrees to furnish any such information to the Administrative Agent promptly upon the Administrative Agent’s reasonable request.  Each Pledgor also ratifies its authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

4.           Other Actions.

Further to insure the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Collateral, each Pledgor agrees, in each case at each Pledgor’s expense, to take the following actions with respect to the following Collateral and without limitation on each Pledgor’s other obligations contained in this Agreement:

5.           Promissory Notes and Tangible Chattel Paper.

If any Pledgor shall, now or at any time hereafter, hold or acquire any promissory notes in an aggregate amount of $1,000,000 or more, such Pledgor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

6.           Deposit Accounts.

For each deposit account that each Pledgor at any time opens or maintains, each Pledgor shall, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the depositary bank to agree to comply, without further consent of any Pledgor, at any time with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, or (b) cause the Administrative Agent to become the bank at which any such deposit account is maintained.  The provisions of this paragraph shall not apply to (i) the Manager Collection Accounts (as defined in the Intercreditor Agreement), (ii) any deposit accounts which solely contain proceeds of other secured parties’ collateral or other lenders’ collateral, (iii) any deposit account for which the Administrative Agent is the depositary bank and is in automatic control and (iv) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Pledgor’s salaried employees.  Prior to an Event of Default, the Administrative Agent shall not pursue its foregoing rights with respect to deposit accounts which do not contain proceeds of its Collateral.

7.           Investment Property.

If any Pledgor shall at any time hold or acquire any certificated securities, such Pledgor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.  If any securities now or hereafter acquired by such Pledgor are uncertificated and are issued to any Pledgor or its nominee directly by the issuer thereof, any Pledgor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the issuer to agree to comply without further consent of such Pledgor or such nominee, at any time with instructions from the Administrative Agent as to such securities, or (b) arrange for the Administrative Agent to become the registered owner of the securities.  If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Pledgor are held by such Pledgor or its nominee through a securities intermediary or commodity intermediary, such Pledgor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of such Pledgor or such nominee, at any time with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such investment property, with such Pledgor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such investment property.  The provisions of this paragraph shall not apply to (x) any financial assets credited to a securities account for which the Administrative Agent is the securities intermediary, (y) any Investments of the type permitted pursuant to §§9.3(e), (h) and (i) of the Credit Agreement, or (z) the share capital or corporate stock of any Unrestricted Subsidiary.

8.           Electronic Chattel Paper and Transferable Records.

If any Pledgor at any time holds or acquires an interest in any electronic chattel paper, any electronic document or any “transferable record,” as that term is defined in Section 7021 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Pledgor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control, under §9-105 of the Uniform Commercial Code of such electronic chattel paper, control, under §7-106 of the Uniform Commercial Code, of such electronic document or control, under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

9.           Letter-of-Credit Rights.

If any Pledgor is at any time a beneficiary under one or more letters of credit in an amount or aggregate amount of $5,000,000 or more, now or hereafter, any Pledgor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, any Pledgor shall, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of the letter of credit or (b) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in the Credit Agreement.

10.           Commercial Tort Claims.

If any Pledgor shall, now or at any time hereafter, hold or acquire a commercial tort claim or claims in an aggregate amount of $1,000,000 or more, such Pledgor shall immediately notify the Administrative Agent in a writing signed by such Pledgor of the particulars thereof and grant to the Administrative Agent, for the benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent.

11.           Accounts Receivable; Leases.  With respect to all existing leases of such Pledgor that are Collateral hereunder or pursuant to which such Pledgor, as lessor, leases Containers, Generators, Refrigeration Units, Chassis or other equipment comprising Collateral to third parties, such Pledgor shall conspicuously stamp such Pledgor’s original counterpart of each such lease and any other counterpart thereof that comes into such Pledgor’s possession with a legend, in form and substance satisfactory to the Administrative Agent, clearly indicating that such lease and a portion or all of the Containers, Generators, Refrigeration Units, Chassis or other equipment comprising Collateral leased thereunder are subject to the security interest granted pursuant hereto.  With respect to all leases of such Pledgor entered into on or after the date hereof that will constitute Collateral hereunder or pursuant to which such Pledgor, as lessor, will lease Containers, Generators, Refrigeration Units, Chassis or other equipment comprising Collateral to third parties, such Pledgor agrees that (i) each such lease shall be executed in three original counterparts, one and only one of which shall be designated the “Lessor’s Original”, (ii) only the Lessor’s Original counterpart of each such lease shall be deemed to constitute chattel paper under the UCC and (iii) each such lease shall contain a provision setting forth the terms contained in clauses (i) and (ii) of this sentence.  Each Pledgor shall conspicuously stamp the Lessor’s Original counterpart of each such lease and any other counterpart thereof that comes into such Pledgor’s possession with a legend, in the form set forth in Section 7 of the Intercreditor Agreement, clearly indicating that such lease and a portion or all of the Containers, Generators, Refrigeration Units, Chassis or other equipment comprising Collateral leased thereunder are subject to the security interest as indicated in the Intercreditor Agreement.  Each Pledgor shall provide to the Administrative Agent upon request copies of any leases to which any portion of the Collateral is subject.

12.           Other Actions as to any and all Collateral.

Each Pledgor further agrees, upon the reasonable request of the Administrative Agent and at the Administrative Agent’s option, to take any and all other actions as the Administrative Agent may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that such Pledgor’s signature thereon is required therefor, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, (c) obtaining governmental and other third party waivers, consents and approvals, in form and substance satisfactory to the Administrative Agent, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (d) obtaining waivers, in form and substance satisfactory to the Administrative Agent, from mortgagees and landlords with respect to any Collateral and (e) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Administrative Agent to be applicable in any relevant Uniform Commercial Code or other jurisdiction.

13.           Collateral in the Possession of a Bailee.

If any Collateral is, now or at any time hereafter, in the possession of a bailee, the respective Pledgor(s) shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Administrative Agent, that the bailee holds such Collateral for the benefit of the Administrative Agent and such bailee’s agreement to comply, without further consent of any Pledgor, at any time with instructions of the Administrative Agent as to such Collateral.  This Section 4.9 shall not apply to any Collateral in the possession of a bailee solely pursuant to a Permitted Lien.

14.           Certificates of Title.

Each Pledgor agrees, upon the reasonable request of the Administrative Agent and at the Administrative Agent’s option, to take all necessary actions to cause the Administrative Agent’s name to be noted as secured party on any certificate of title for a titled good which is part of the Collateral (including without limitation all Chassis) if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral.

15.           Representations and Warranties Concerning Pledgors’ Legal Status.

Each Pledgor has previously delivered to the Administrative Agent a certificate signed by the such Pledgor and entitled “Perfection Certificate” (as updated from time to time, the “Perfection Certificate”).  Each Pledgor represents and warrants to the Lenders and the Administrative Agent that :  (a) such Pledgor’s exact legal name is that indicated on the Perfection Certificate, (b) such Pledgor is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate, (c) the Perfection Certificate accurately sets forth such Pledgor’s organizational identification number or accurately states that such Pledgor has none, (d) the Perfection Certificate accurately sets forth such Pledgor’s place of business or, if more than one, its chief executive office, as well as such Pledgor’s mailing address, if different, (e) all other information set forth on the Perfection Certificate pertaining to such Pledgor is accurate and complete and (f) there has been no change in any of such information since the date on which the Perfection Certificate was last updated by such Pledgor (including pursuant to any notice delivered pursuant to Section 7 hereof).

16.           Covenants Concerning Pledgors’ Legal Status.

Each Pledgor covenants with the Lenders and the Administrative Agent as follows:  (a) without providing at least thirty (30) days prior written notice to the Administrative Agent, each Pledgor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if any Pledgor does not have an organizational identification number and later obtains one, such Pledgor will forthwith notify the Administrative Agent of such organizational identification number, and (c) each Pledgor will not change its type of organization, jurisdiction of organization or other legal structure.

17.           Representations and Warranties Concerning Collateral, Etc.

Each Pledgor further represents and warrants to the Lenders and the Administrative Agent as follows:  (a) except as indicated on Schedule 7.3 to the Credit Agreement and except for Permitted Liens, each Pledgor owns all of the Collateral, subject to no Liens or other rights of others, (b) none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in §9-102(a)(34) of the Uniform Commercial Code of the State, (c) none of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral, (d) no Pledgor holds any commercial tort claim except as indicated on the Perfection Certificate, (e) each Pledgor has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances in accordance with the terms and conditions set forth in the Credit Agreement, (f) all other information set forth on the Perfection Certificate pertaining to the Collateral is accurate and complete in all material respects, and (g) there has been no change in any of such information since the date on which the Perfection Certificate was last updated by such Pledgor.

18.           Covenants Concerning Collateral, Etc.

Each Pledgor further covenants with the Lenders and the Administrative Agent as follows:  (a) except for the security interest herein granted, except for Permitted Liens and except as indicated on Schedule 7.3 to the Credit Agreement, each Pledgor shall be the owner of the Collateral free from any right or claim of any other person or any Lien, and each Pledgor shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Administrative Agent or any of the Lenders, (b) except as otherwise permitted under the Credit Agreement, no Pledgor shall pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any Lien in the Collateral in favor of any person, other than the Administrative Agent, (c) each Pledgor will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon and, with respect to the Collateral under lease pursuant to leases, each Pledgor will contractually provide in such leases that the lessees thereunder will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon, (d) each Pledgor will permit the Administrative Agent, or its designee, to inspect the Collateral at any reasonable time, wherever located in accordance with the terms and conditions set forth in the Credit Agreement, (e) each Pledgor will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement in accordance with the terms and conditions set forth in the Credit Agreement, (f) each Pledgor, in accordance with the terms and conditions set forth in the Credit Agreement, will continue to operate its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, and (g) except as otherwise permitted under the Credit Agreement, no Pledgor will sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein.

19.           Insurance.

20.           Maintenance of Insurance.

Each Pledgor will, or will cause each of its Subsidiaries to, or will require each of its lessees pursuant to its lease agreements to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas.  Such insurance shall be in such minimum amounts that each Pledgor and its Subsidiaries will not be deemed co-insurers under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Administrative Agent.  In addition, each Pledgor shall use its reasonable best efforts to cause all such insurance maintained by each Pledgor and its Subsidiaries to be payable to the Administrative Agent as loss payee under a “standard” or “New York” loss payee clause for the benefit of the Lenders.  Likewise, each Pledgor shall use reasonable efforts to cause all such insurance maintained by its lessees to be payable to each Pledgor as loss payee under a “standard” or “New York” loss payee clause.  In the event any Pledgor receives any proceeds from any such insurance maintained by its lessees, such Pledgor shall promptly notify the Administrative Agent of the same and shall cause such proceeds to be disbursed in accordance with §10.2 herein.  Without limiting the foregoing, each Pledgor will (a) keep all of its physical property (other than Containers, Generators, Refrigeration Units, Chassis and other equipment comprising Collateral which are subject to a lease agreement in which the applicable Pledgor, pursuant to such lease agreement, has required the lessee thereunder to maintain insurance with respect thereto) with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, (b) maintain all such workers’ compensation or similar insurance as may be required by law and (c) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of each Pledgor; and business interruption insurance.

21.           Insurance Proceeds.

The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with an interest having priority in the property covered thereby, (a) so long as no Default or Event of Default has occurred and is continuing, be disbursed to the respective Pledgor for direct application by each Pledgor solely to the repair or replacement of each Pledgor’s property so damaged or destroyed and (b) in all other circumstances, be paid to the Administrative Agent to be held as cash collateral for the Secured Obligations.  The Administrative Agent may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Administrative Agent may reasonably prescribe, for direct application by such Pledgor solely to the repair or replacement of each such Pledgor’s property so damaged or destroyed, or the Administrative Agent may apply all or any part of such proceeds to the Secured Obligations.

22.           Continuation of Insurance.

All policies of insurance maintained by each Pledgor and its Subsidiaries shall provide for at least thirty (30) days prior written cancellation notice to the Administrative Agent.  Likewise, each Pledgor shall use reasonable efforts to cause such policies of insurance maintained by its lessees to provide for at least thirty (30) days prior written cancellation notice to such Pledgor.  In the event any Pledgor receives a cancellation notice with respect to any policy of insurance maintained by any Pledgor or its Subsidiaries, such Pledgor shall promptly provide notice of the same to the Administrative Agent.  In the event of failure by any Pledgor or any of its Subsidiaries to provide and maintain insurance as herein provided or failure by such Pledgor to use reasonable efforts to cause its lessees to provide and maintain insurance as herein provided, the Administrative Agent may upon prior written notice to such Pledgor, at its option, provide such insurance and charge the amount thereof to such Pledgor.  Each Pledgor shall furnish the Administrative Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

23.           Collateral Protection Expenses; Preservation of Collateral.

24.           Expenses Incurred by Agent.

In the Administrative Agent’s discretion, if any Pledgor fails to do so, the Administrative Agent may discharge taxes and other encumbrances (other than Permitted Liens) at any time levied or placed on any of the Collateral, maintain any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums.  Each Pledgor agrees to reimburse the Administrative Agent on demand for all expenditures so made.  The Administrative Agent shall have no obligation to any Pledgor to make any such expenditures, nor shall the making thereof be construed as a waiver or cure of any Default or Event of Default.

25.           Agent’s Obligations and Duties.

Anything herein to the contrary notwithstanding, each Pledgor shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by such Pledgor thereunder.  Neither the Administrative Agent nor any Lender shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating to any of the Collateral, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Pledgor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Administrative Agent or to which the Administrative Agent or any Lender may be entitled at any time or times.  The Administrative Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Administrative Agent deals with similar property for its own account.

26.           Securities and Deposits.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may at any time, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Secured Obligations.  Whether or not any Secured Obligations are due, the Administrative Agent may demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral.  Regardless of the adequacy of Collateral or any other security for the Secured Obligations, any deposits or other sums at any time credited by or due from the Administrative Agent or any Lender to any Pledgor may, upon the occurrence and during the continuance of an Event of Default, be applied to or set off against any of the Secured Obligations.

27.           Notification to Account Debtors and Other Persons Obligated on Collateral; Preservation of Collateral.

Upon the occurrence and during the continuance of an Event of Default, each Pledgor shall, at the request and option of the Administrative Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Administrative Agent in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Administrative Agent or to any financial institution designated by the Administrative Agent as the Administrative Agent’s agent therefor, and the Administrative Agent may itself, without notice to or demand upon any Pledgor, so notify account debtors and other persons obligated on Collateral.  After the making of such a request or the giving of any such notification, each Pledgor shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by such Pledgor as trustee for the Administrative Agent, for the benefit of the Lenders, without commingling the same with other funds of such Pledgor and shall turn the same over to the Administrative Agent in the identical form received, together with any necessary endorsements or assignments.  The Administrative Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Administrative Agent to the Secured Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

Except as otherwise permitted by the Loan Documents, each Pledgor will not do anything to materially impair the rights of the Administrative Agent in the Collateral.  Each Pledgor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of each Pledgor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Pledgor.

To the extent practicable, each Pledgor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of the Collateral, such Pledgor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

Upon the occurrence and during the continuance of an Event of Default each Pledgor will, at its own expense, from time to time upon the reasonable request of the Administrative Agent, promptly (and in any event within ten (10) Business Days after its receipt of the respective request) furnish to the Administrative Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Administrative Agent, the value and location of such Collateral, etc.) as may be reasonably requested by the Administrative Agent.  Without limiting the forgoing, each Pledgor agrees that during the continuance of an Event of Default it shall promptly (and in any event within ten (10) Business Days after its receipt of the respective request) furnish to the Administrative Agent an updated Perfection Certificate.

Each Pledgor will, at its own expense and upon the reasonable request of the Administrative Agent, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports, grants of security and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Administrative Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

28.           Power of Attorney.

29.           Appointment and Powers of Agent.

Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Pledgor or in the Administrative Agent’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do the following:

(a)           upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State and as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at each Pledgor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary or useful to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as each Pledgor might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the applicable Pledgor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Administrative Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b)           to the extent that any Pledgor’s authorization given in §3 is not sufficient, to file such financing statements with respect hereto, with or without such Pledgor’s signature, or a photocopy of this Agreement in substitution for a financing statement, as the Administrative Agent may deem appropriate and to execute in such Pledgor’s name such financing statements and amendments thereto and continuation statements which may require such Pledgor’s signature.

30.           Ratification by Pledgors.

To the extent permitted by law, each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and is irrevocable.

31.           No Duty on Agent.

The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Administrative Agent and the Lenders in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers.  The Administrative Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act, except for the Administrative Agent’s own gross negligence or willful misconduct.

32.           Rights and Remedies.

If an Event of Default shall have occurred and be continuing, the Administrative Agent, without any other notice to or demand upon any Pledgor, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Administrative Agent may, so far as each Pledgor can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom.  The Administrative Agent may in its discretion require any Pledgor to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of such Pledgor’s principal office(s) or at such other locations as the Administrative Agent may reasonably designate.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent shall give to the applicable Pledgor at least five (5) Business Days prior written notice of the time and place of any public sale of such Pledgor’s Collateral or of the time after which any private sale or any other intended disposition is to be made.  Each Pledgor hereby acknowledges that five (5) Business Days prior written notice of such sale or sales shall be reasonable notice.  In addition, each Pledgor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Administrative Agent’s rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

33.           Standards for Exercising Rights and Remedies.

To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Pledgor acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent (a) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as any Pledgor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Administrative Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral.  Each Pledgor acknowledges that the purpose of this §16 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would fulfill the Administrative Agent’s duties under the Uniform Commercial Code of the State or any other relevant jurisdiction in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this §16.  Without limitation upon the foregoing, nothing contained in this §16 shall be construed to grant any rights to any Pledgor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this §16.

34.           No Waiver by Agent, etc.

The Administrative Agent shall not be deemed to have waived any of its rights and remedies in respect of the Secured Obligations or the Collateral unless such waiver shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders.  No delay or omission on the part of the Administrative Agent in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  All rights and remedies of the Administrative Agent with respect to the Secured Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Administrative Agent deems expedient.

35.           Suretyship Waivers by Pledgors; Waiver of Claims.

Each Pledgor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description.  With respect to both the Secured Obligations and the Collateral, each Pledgor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Administrative Agent may deem advisable.  The Administrative Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in §11.2.  Each Pledgor further waives any and all other suretyship defenses.

Except as otherwise provided in this Agreement, (a) EACH PLEDGOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and (b) each Pledgor hereby further waives, to the extent permitted by law:

(i)           all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii)          all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder; and

(iii)         all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Pledgor.

36.           Marshalling.

Neither the Administrative Agent nor any Lender shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Administrative Agent or any Lender hereunder and of the Administrative Agent or any Lender in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.  To the extent that it lawfully may, each Pledgor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Administrative Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Pledgor hereby irrevocably waives the benefits of all such laws.

37.           Proceeds of Dispositions; Expenses.

The Pledgors shall pay to the Administrative Agent on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Administrative Agent in protecting, preserving or enforcing the Administrative Agent’s rights and remedies under or in respect of any of the Secured Obligations or any of the Collateral.  After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of Collateral shall, to the extent actually received in cash, be applied to the payment of the Secured Obligations, proper allowance and provision being made for any Secured Obligations not then due.  Upon the final payment and satisfaction in full of all of the Secured Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the respective Pledgor(s).  In the absence of final payment and satisfaction in full of all of the Secured Obligations, the Pledgors shall remain jointly and severally liable for any deficiency.

38.           Overdue Amounts.

Until paid, all amounts due and payable by any Pledgor hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the rate of interest set forth in §5.10 of the Credit Agreement (if applicable).

39.           Governing Law; Consent to Jurisdiction; Waiver of Venue.

THIS AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.  Each Pledgor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against each Pledgor or its properties in the courts of any jurisdiction.

40.           Waiver of Jury Trial.

EACH PLEDGOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THIS AGREEMENT AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, EACH PLEDGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH PLEDGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

41.           Discontinuance of Proceedings.

  In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case each Pledgor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

42.           Miscellaneous.

43.           Headings.  The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof.  This Agreement and all rights and obligations hereunder shall be binding upon each Pledgor and its successors and assigns, and shall inure to the benefit of the Administrative Agent, the Lenders and their respective successors and assigns.  If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.  Each Pledgor acknowledges receipt of a copy of this Agreement.

44.           Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Pledgor shall not be effective until received by the Administrative Agent or such Pledgor, as the case may be.  All notices and other communications shall be in writing and addressed as set forth in the Credit Agreement.

45.           Waiver; Amendment.  Except as provided in Section 16.12 of the Credit Agreement, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Pledgor and the Administrative Agent (with the written consent of the Required Lenders).

46.           Obligations Absolute.  The obligations of each Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Loan Document; or (c) any amendment to or modification of any Loan Document or any security for any of the Secured Obligations; whether or not any Pledgor shall have notice or knowledge of any of the foregoing.

47.           Successors and Assigns.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 25.8 herein, (ii) be binding upon each Pledgor, its successors and assigns; provided, however, that no Pledgor shall assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent, the Lenders and their respective successors, transferees and assigns.  All agreements, statements, representations and warranties made by any Pledgor herein or in any certificate or other instrument delivered by any Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement and the other Loan Documents regardless of any investigation made by the Lenders or on their behalf.

48.           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with each Pledgor and the Administrative Agent.  Execution and delivery of this Agreement by facsimile signature shall constitute execution and delivery of this Agreement for all purposes hereof with the same force and effect as execution and delivery of a manually signed copy hereof.

49.           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

50.           Termination; Release.  After the Termination Date (defined below), this Agreement shall terminate and the Administrative Agent, at the request and expense of the Pledgors, will promptly execute and deliver to each Pledgor a proper instrument or instruments (including Uniform Commercial Code termination statements on Form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to each Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Administrative Agent and which has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the date of expiration of all applicable preference periods following the date upon which all of the Secured Obligations have been paid.

So long as (A) no Default or Event of Default has occurred and is continuing and (B) no Borrowing Base imbalance described in Section 3.2.1 of the Credit Agreement exists, upon (i) the sale or other disposition of any part of the Collateral that is not prohibited by the Credit Agreement or any other Loan Document, (ii) any Proceeds in connection with the acquisition of any property or to pay any fees, costs and expenses of any Person, (iii) the release of any part of the Collateral at the direction of the Administrative Agent or (iv) the pledge by any Pledgor of the Voting Stock and/or Capital Stock of any Securitization Entity in connection with a Permitted Securitization, such Collateral shall automatically be released from the Lien of this Agreement and the Lien of this Agreement shall be terminated with respect to such Collateral.

Upon and after any and all releases contemplated in two immediately preceding paragraphs, at the request and at the sole cost and expense of the Pledgors, the Administrative Agent will execute and deliver such documentation, including termination or partial release statements, a release letter and any similar documentation (without recourse and without any representation or warranty) to evidence such release(s) or otherwise in connection therewith; provided that, upon request of the Administrative Agent, each Pledgor shall deliver to the Administrative Agent a certificate signed by an authorized officer of such Pledgor stating that each release of the respective Collateral is permitted pursuant to this Section 25.8.

The Administrative Agent shall have no liability whatsoever to any Lender as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in the absence of gross negligence and willful misconduct believes to be in accordance with) this Section 25.8.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, intending to be legally bound, each Pledgor has caused this Agreement to be duly executed as of the date first above written.

[NAME OF RESTRICTED SUBSIDIARY]

By:      ____________________________________
Name:
Title:

Accepted:

DEUTSCHE BANK TRUST
COMPANY AMERICAS, as Agent

By:       _______________________________
     Name:
     Title:

By:       _______________________________
     Name:
     Title:

Restricted Subsidiary Security Agreement

CERTIFICATE OF ACKNOWLEDGMENT

COMMONWEALTH OR STATE OF           )
                )  ss.
COUNTY OF                                                     )

Before me, the undersigned, a Notary Public in and for the county aforesaid, on this ___ day of ___________, 20__, personally appeared ___________________ to me known personally, and who, being by me duly sworn, deposes and says that [s]he is the _____________ of [NAME OF RESTRICTED SUBSIDIARY], and that said instrument was signed and sealed on behalf of said limited liability company by authority of its operating agreement, and said _____________ acknowledged said instrument to be the free act and deed of said limited liability company.

______________________________________________
Notary Public
My commission expires:

Appendix I

JOINDER TO RESTRICTED SUBSIDIARY SECURITY AGREEMENT

Reference is hereby made to the Restricted Subsidiary Security Agreement, dated as of [___________] (as amended, supplemented and otherwise modified from time to time, the “Agreement”), by [NAME OF RESTRICTED SUBSIDIARY] and each Person executing a joinder agreement thereto from time to time (each, a “Pledgor” and collectively, the “Pledgors”) in favor of (i) DEUTSCHE BANK TRUST COMPANY AMERICAS (in such capacity, the “Agent”) for itself and the other banking institutions (collectively, the “Lenders”) which are or may become parties to the Fourth Amended and Restated Revolving Credit Agreement, dated as of November 3, 2010 (as amended and in effect from time to time, the “Credit Agreement”), by and among CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC), as the Borrower, DEUTSCHE BANK TRUST COMPANY AMERICAS, CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO, as Lenders and DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS, INC., J.P. MORGAN SECURITIES INC., as the Lead Arrangers and DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Administrative Agent, and (ii) each of the Lenders.

[JOINED PLEDGOR] (the “Joined Pledgor”), hereby agrees to be bound by all the terms and provisions of the Agreement.  Upon the execution and delivery of this joinder agreement by the Joined Pledgor to each of the parties to the Agreement, the Joined Pledgor shall become a party to the Agreement and have the rights and obligations of a “Pledgor” party thereto.

Any notice, report or other communication given under the Agreement shall be in writing and addressed to the Joined Pledgor as follows:

[Insert Address]

Attn:  [   ]

IN WITNESS WHEREOF, the undersigned has executed this joinder agreement to the Agreement as of this ____ day of [MONTH], [YEAR].

[JOINED PLEDGOR]

By:
Name:
Title:

Exhibit H

THIS AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of November 3, 2010 (as amended, supplemented and otherwise modified from time to time, this “Pledge Agreement”), made by CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC) (the “Pledgor”) to DEUTSCHE BANK TRUST COMPANY AMERICAS, in its capacity as agent for the benefit of the Lenders (as defined below) (the “Secured Party”).

Preliminary Statement

The Secured Party is party to that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of November 3, 2010 (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement”), by and among CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC), as the Borrower, DEUTSCHE BANK TRUST COMPANY AMERICAS, CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO, as Lenders and DEUTSCHE BANK SECURITIES INC., CITIGROUP GLOBAL MARKETS, INC., J.P. MORGAN SECURITIES INC., as the Lead Arrangers and DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Administrative Agent.  The Pledgor is the owner of the Equity Interests of entities listed on Annex A hereto (each, a “Pledged Subsidiary”), and, in order to induce the Lenders to make the Revolving Credit Loans under the Credit Agreement available to the Borrower and in order to achieve better overall financing for the Borrower, the Pledgor has agreed to enter into this Pledge Agreement and pledge to the Agent the Pledged Collateral (as defined below) as security for the Obligations.

Capitalized terms used herein, but not otherwise defined herein, shall have the respective meanings assigned to such terms in the Credit Agreement.

Statement of Agreement

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in order to induce the Lenders to make the Revolving Credit Loans pursuant to the Credit Agreement, the Pledgor and the Secured Party hereby agree as follows:

SECTION 1. Pledge. The Pledgor hereby pledges to the Secured Party, and grants, bargains, assigns, transfers, conveys, mortgages and hypothecates to the Secured Party, a continuing first priority security interest in, to and under the following (the “Pledged Collateral”):

(a)           all of the Pledged Interests (defined below) set forth on Annex A hereto and the certificates and instruments representing its Pledged Interests, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests; and

(b)           all additional Equity Interests (defined below) of each Pledged Subsidiary from time to time acquired by such Pledgor or issued by a Pledged Subsidiary in any manner, and the certificates or instruments representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

“Equity Interests” means Share Capital and all warrants, options or other rights to acquire Share Capital.

“Pledged Interests” means, collectively, (a) the Equity Interests described in Annex A of this Pledge Agreement and (b) each Equity Interest pledged pursuant to Section 3(c) of this Pledge Agreement from time to time.

“Share Capital” means:

(A)	in the case of a corporation or a company, any and all shares, interest, participations, or other equivalent (however designated and whether or not voting) of share capital or corporate stock;

(B)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital or corporate stock;

(C)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(D)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuer of such share capital.

SECTION 2. Security for Obligations. This Pledge Agreement secures the payment of all of the Obligations and all obligations of the Pledgor now or hereafter existing under this Pledge Agreement and the other Loan Documents (all such obligations of the Pledgor being the “Secured Obligations”).  The Pledgor hereby agrees that it will cause its pledge hereunder to be noted conspicuously on its books and records.  If any certificates or other instruments are issued to represent the Pledged Interests, then the Pledgor will deliver or cause to be delivered to the Secured Party such certificates or other instruments.

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SECTION 3. Delivery of Pledged Collateral; Financing Statements. (a)  All certificates or instruments representing or evidencing the Pledged Collateral shall, from time to time, be delivered to and held by or on behalf of the Secured Party pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party.  The Pledgor shall promptly deliver to the Secured Party certificates or other instruments representing or evidencing the Pledged Collateral acquired or received after the date of this Pledge Agreement with a stock power or such other instrument of transfer or assignment in blank duly executed by such Pledgor.  If at any time the Secured Party notifies the Pledgor that it requires additional stock powers or such other instruments of transfer endorsed in blank, such Pledgor shall promptly execute in blank and deliver the requested stock power or transfer instrument to the Secured Party.

(b)  The Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto to perfect or continue the perfection of the security interest in the Pledged Collateral created hereby. The Secured Party shall have the right, at any time following the occurrence and during the continuation of an Event of Default (as described in Section 11 hereof), in its discretion and without prior notice to the Pledgor except as may be required by applicable law, to transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Pledged Collateral.  The Secured Party shall notify the Pledgor of any such transfer to or registration in the name of the Secured Party or its nominee promptly thereafter, provided, however, that failure to provide such notice shall not invalidate or otherwise affect such transfer or registration nor shall the Secured Party have any liability to the Pledgor for failure to give any such notice. The Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.  The Pledgor also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof

(c)           For greater security the Pledgor hereby agrees that, in connection with each Subsidiary of such Pledgor that becomes a Restricted Subsidiary after the Closing Date, such Pledgor shall, within 10 days after the date such Subsidiary becomes a Restricted Subsidiary, deliver the Equity Interests of such Pledged Subsidiary and an amended and restated Annex A to this Pledge Agreement and such other items as are required to be delivered with respect to any of the other Pledged Collateral, and the parties hereto agree that with respect to any Person that becomes a Pledged Subsidiary after the Closing Date, all references to “Pledged Collateral” shall include the Equity Interests of such Pledged Subsidiary and all references to Annex A hereto shall include such Equity Interests.

SECTION 4. Representations and Warranties.  The Pledgor represents and warrants as follows:

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(a)           The Pledged Interests of such Pledgor are validly issued, fully paid for and non-assessable.

(b)           The Pledgor is the legal and beneficial owner of the Pledged Collateral, free and clear of any lien, security interest, option or other charge or encumbrance other than by virtue of this Pledge Agreement and Permitted Liens.

(c)           No options, warrants or other agreements with respect to the Pledged Collateral are outstanding.

(d)           Upon (i) the delivery to the Secured Party of the certificates or other instruments evidencing the Pledged Interests or (ii) in the case of Pledged Interests that are not evidenced by such certificates or instruments, the completion of any other actions required to perfect the Secured Party’s security interest (including, without limitation, the filing of any necessary Uniform Commercial Code financing statements in the appropriate filing offices), the Secured Party will have a valid, perfected first priority Lien on the Pledged Collateral (subject to the security interest under this Pledge Agreement and the Permitted Liens), enforceable as such against all creditors of the Pledgor and against all Persons purporting to have an interest in any of the Pledged Collateral from, through or under the Pledgor.

(e)           The execution, delivery and performance of this Pledge Agreement and the transactions contemplated hereby (a) are within the corporate (or the equivalent company) authority of the Pledgor, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Pledgor is subject or any judgment, order, writ, injunction, license or permit applicable to the Pledgor and (d) do not conflict with any provision of the Governing Documents of, or any material agreement or other instrument binding upon, the Pledgor.

(g)           The execution and delivery of this Pledge Agreement will result in valid and legally binding obligations of the Pledgor enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(h)           Except for filings and recordings in connection with this Pledge Agreement or any of the other Security Documents (which filings shall be made on or before the Closing Date, or expiration of the applicable statutory period for perfection with respect to the Collateral delivered as of the Closing Date) and except as have been obtained and are in effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with or exemption by, any Governmental Authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the consummation and performance by the Pledgor of this Pledge Agreement or any other Loan Document or (ii) the legality, validity, binding effect or enforceability of this Pledge Agreement or any other Loan Document to which the Pledgor is a party.

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SECTION 5. Further Assurances.  The Pledgor agrees that at any time, and from time to time, at its own expense, such Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.  Other than as expressly permitted under the terms of the Loan Documents, the Pledgor will not at any time sell, transfer or convey any interest in, or suffer or permit any Lien or encumbrance to be created upon or with respect to, any of the Pledged Collateral (other than the Lien created under this Pledge Agreement and Permitted Liens).

SECTION 6. Voting Rights; Dividends; Etc.

(a)           So long as no Default or Event of Default has occurred and is continuing, subject to the terms of the Credit Agreement:

(i)           The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to its Pledged Collateral or any part thereof for any purpose not inconsistent with the express terms of this Pledge Agreement or the Credit Agreement.

(ii)           The Pledgor shall be entitled to receive and retain, free and clear of all liens hereunder, any and all dividends permitted under the Credit Agreement paid in respect of its Pledged Collateral; provided, however, that any and all (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral, shall be Pledged Collateral and shall be forthwith delivered to the Secured Party to hold as Pledged Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Secured Party and be forthwith delivered to the Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iii)           The Secured Party shall, at the expense of the Pledgor, execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights which the Pledgor is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments which the Pledgor is authorized to receive and retain pursuant to paragraph (ii) above.

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(b)           Upon the Pledgor’s receipt of a written notice from the Secured Party after the occurrence and during the continuance of an Event of Default (other than a voluntary or involuntary insolvency event (as more fully described in Section 13.1(g) or (h) of the Credit Agreement), in which case no notice from the Secured Party shall be necessary and the following will be deemed to have automatically occurred immediately prior to the commencement of such voluntary or involuntary insolvency proceeding):

(i)           All rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6(a)(i) and to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) shall cease, and, all such rights shall thereupon become vested in the Secured Party which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest payments.

(ii)           All dividends and interest payments which are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) shall be received in trust for the benefit of the Secured Party, and shall be forthwith paid over to the Secured Party as Pledged Collateral in the same form as so received (with any necessary indorsement).

SECTION 7. Transfers and Other Liens.

(a)           The Pledgor agrees that it will not, except as expressly permitted in the Loan Documents, (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest under this Pledge Agreement and the Permitted Liens.

(b)           The Pledgor agrees that it will pledge hereunder, promptly upon such Pledgor’s acquisition (directly or indirectly) thereof, any and all additional Equity Interests of a Pledged Subsidiary.

SECTION 8. Secured Party Appointed Attorney-in Fact.  The Pledgor hereby appoints the Secured Party as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation (but in each case in accordance with the terms of this Pledge Agreement), to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

SECTION 9. Secured Party May Perform.  If the Pledgor fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement, and the expenses of the Secured Party incurred in connection therewith shall be payable by such Pledgor.

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SECTION 10. Reasonable Care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property of the same type, or if it appoints an agent to hold the Pledged Collateral on its behalf and such agent agrees to be bound by a similar standard of care, it being understood that neither the Secured Party nor such agent shall have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Secured Party or such agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

SECTION 11. Events of Default. The occurrence (and continuation beyond any applicable grace or cure period) of any “Event of Default” under the Credit Agreement shall constitute an Event of Default hereunder.

SECTION 12. Remedies upon Default. If any Event of Default shall have occurred and be continuing:

(a)           The Secured Party may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (irrespective of whether the UCC applies to the affected Pledged Collateral), the Uniform Commercial Code of any applicable jurisdiction, or similar law under any applicable jurisdiction, and the Secured Party may also, upon notice specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable.  The Pledgor agrees that, to the extent notice of sale shall be required by law, at least 20 days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale may be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Pledgor acknowledges that if and to the extent that any of the Pledged Collateral consists of securities not registered under the Securities Act of 1933 (as amended and in effect from time to time, the “Securities Act”), the best price obtainable for such securities in an arm’s length transaction may reflect a substantial discount from the book value of such securities.

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(b)           Any cash held by the Secured Party as Pledged Collateral and all cash proceeds received by the Secured Party in respect of any sale of, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Secured Party pursuant to the Credit Agreement) in whole or in part by the Secured Party against, all or any part of the Secured Obligations in such order as the Secured Party shall elect. Any surplus of such cash proceeds held by the Secured Party and remaining after payment in full of all the Secured Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 13.  Security Interest Absolute. All rights of the Secured Party and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of the Credit Agreement, any Loan Document or any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the Revolving Credit Notes, any other Loan Document or any extension of the maturity date of the Revolving Credit Notes;

(c)           any exchange, release or non-perfection of any Pledged Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

(d)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, such Pledgor in respect of the Secured Obligations or Pledgor in respect of this Pledge Agreement or otherwise.

SECTION 14. Amendments, Etc.  No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Secured Party, and then such waiver or amendment shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 15. Notices.  All notices and other communications hereunder shall be in the manner set forth in the Credit Agreement.

SECTION 16. Continuing Security Interest.  This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until the Secured Obligations have matured and have been paid and satisfied in full, (ii) be binding upon and inure to the benefit of the Pledgor and the Pledgor’s executors, administrators, successors and assigns, and (iii) inure to the benefit of and be binding upon the Secured Party and its successors, transferees and assigns. Upon the payment and satisfaction in full of the Secured Obligations, the Pledgor shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

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SECTION 17. Governing Law; Submission to Jurisdiction; Waiver of Venue. THIS PLEDGE AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.  The Pledgor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Pledge Agreement shall affect any right that the Secured Party or any Lender may otherwise have to bring any action or proceeding relating to this Pledge Agreement against the Pledgor or its properties in the courts of any jurisdiction.

SECTION 18. Nonconsolidation.  The Pledgor will operate in such a manner that it will not be substantively consolidated with any Pledged Subsidiary, such that the separate existence of such Pledgor and each Pledged Subsidiary would not be disregarded in the event of a bankruptcy or insolvency of such Pledgor or any Pledged Subsidiary, and in such regard, among other things:

(i)            The Pledgor maintains separate corporate records and books of account from each Pledged Subsidiary and otherwise observes corporate formalities;

(ii)           The financial statements and books and records of such Pledgor prepared after the respective dates of creation of any Pledged Subsidiary reflect and will continue to reflect the separate existence of each Pledged Subsidiary;

(iii)          The Pledgor maintains separate books and records reflecting its assets as held separately from the assets of each Pledged Subsidiary; such Pledgor’s funds, and records relating to its funds and assets, have not been nor will be commingled with those of any Pledged Subsidiary; and, the separate creditors of each Pledged Subsidiary will be entitled to be satisfied out of the respective assets of such Pledged Subsidiary prior to any value in such Pledged Subsidiary becoming available to such Pledgor’s equityholders or such Pledgor’s creditors;

(iv)          all business correspondence of such Pledgor and other communications are conducted in such Pledgor’s own name and on its own stationery;

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(v)           other than with respect to CLI Domestic and Resale Group, LLC, in its capacity as sales agent for the Borrower, no Pledged Subsidiary acts as an agent of the Pledgor in any capacity and the Pledgor does not act as agent for any Pledged Subsidiary, but instead presents itself to the public as a separate company; and

(vi)           no Pledged Subsidiary is engaged in any other activities other than the transactions contemplated by the Loan Documents.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT
BLANK; SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Pledgor and the Secured Party by their duly authorized officers have or have caused this Pledge Agreement to be duly executed and delivered under seal as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Secured Party

By:_______________________________
Name:
Title:

CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC and/or SEACASTLE CONTAINER LEASING, LLC and/or SEACUBE CONTAINERS, LLC), as Pledgor

By:_______________________________
Name:
Title:

Pledge Agreement

ANNEX A

Pledgor	Entity	Classes of Equity Interests	Jurisdiction of Organization	Equity Interest Certificate No(s).	No. of Issued and Outstanding Equity Interests	% of Issued and Outstanding Equity Interests
Container Leasing International, LLC	CLI Domestic and Resale Group, LLC	1	Delaware	N/A (uncertificated)		100%
Container Leasing International, LLC	Seacastle Leasing International, Inc.	1	Delaware	N/A (uncertificated)		100%
Container Leasing International, LLC	Seacastle Container Leasing International, Inc.	1	Delaware	N/A (uncertificated)		100%

Exhibit I

FORM OF LETTER OF CREDIT REQUEST

Exhibit J

FORM OF MANAGEMENT FINANCIAL REPORT